                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form SB-2

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                        Digital Descriptor Systems, Inc.
                 (Name of small business issuer in its charter)


         Delaware                                7373                            23-2770048
         --------                                ----                            ----------
 (State or other jurisdiction of        (Primary Standard Industrial         (I.R.S. Employer
  incorporation or organization)         Classification Code Number)        Identification No.)


446 Lincoln Highway, Fairless Hills, PA                              19030
--------------------------------------------------------------------------------
(Address of principal executive offices)                           (Zip code)


         Registrant's Address and Telephone number, including area code:

                              Michael J. Pellegrino
                      President and Chief Operating Officer
                               446 Lincoln Highway
                            Fairless Hills, PA 19030
                                 (267) 580-1075

            (Name, address and telephone number of Agent for Service)

                          Copies of communications to:

                              Owen Naccarato, Esq.
                             Naccarato & Associates
                           19600 Fairchild, Suite 260
                            Irvine, California 92612
                                 (949) 851-9261

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Calculation of registration fee

--------------------------------------------------------------------------------------------------------------------
Title of each class of      Amount to be      Proposed       Proposed       Exercise     Proceeds to    Amount of
securities to be            registered        maximum        maximum        price per    the Company    registration
registered                                    offering       aggregate      share (1)                   fee
                                              price per      offering
                                              share (1)      price
--------------------------------------------------------------------------------------------------------------------
Common  Shares, par value
$.001 underlying secured       80,000,000(2)    $.02        $1,600,000                                    $147.20
convertible debenture           1,820,634(3)    $.02        $   36,413                                    $  3.35
--------------------------------------------------------------------------------------------------------------------
Shares underlying               4,800,000(4)                                  $.02         $ 96,000       $  8.83
warrants                          111,000(5)                                  $.02         $  2,220       $   .20
--------------------------------------------------------------------------------------------------------------------
Restricted Common Shares
par value $.001                11,403,207(6)    $.02        $  228,064                                    $ 20.98
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Total Registration Fee         98,134,841                                                                 $180.57
--------------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of determining the registration fee
(2) Common stock issuable upon conversion of an aggregate of $500,000 in convertible debentures issued in connection with a December 31, 2001 financing to various investors, plus $300,000 in convertible debentures to be issued within the tenth trading day following the effective date of this registration statement.
(3) Common stock issuable upon conversion of a $40,000 convertible note issued in May, 2001.
(4) Common stock issuable upon the conversion of warrants issued in connection with the December 31, 2001 financing.
(5) Common stock issuable upon the conversion of warrants issued in connection with the May, 2001 convertible note.
(6)  Restricted Common stock issued with registration rights.

                              ---------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     PROSPECTUS
     February 13, 2002


                        Digital Descriptor Systems, Inc.

                        98,134,841 Shares of common stock


o The 98,134,841 shares of Common Stock offered by this Prospectus are being offered for resale by the stockholders listed in the section of this Prospectus called "Selling Security Holders".

o    Our Common Stock is traded on the OTC Bulletin Board under the symbol
     "DDSI.OB".

o February 1, 2002 the closing bid price of our Common Stock on the OTC Bulletin Board was $0.02.



--------------------------------------------------------------------------------
This investment involves a high degree of risk. See the "Risk Factors" beginning on page 9 of this Prospectus.
--------------------------------------------------------------------------------



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                Table of Contents


------------------------------------------------------------------------------------------------------------------

                                             Section Title                                              Page No.
------------------------------------------------------------------------------------------------------------------
Summary of Information in the Prospectus                                                                   5
Risk Factors                                                                                               7
Use of Proceeds                                                                                           12
Price Range of Common Stock                                                                               13
Our Dividend Policy                                                                                       13
Management's Discussion and Analysis of Financial Condition and Results of Operations                     15
Our Business                                                                                              20
Management                                                                                                27
Executive Compensation                                                                                    29
Certain Relationships and Related Transactions                                                            32
Security Ownership of Certain Beneficial Owners and Management                                            32
Description of Securities                                                                                 33
Selling Stockholders                                                                                      38
Plan of Distribution                                                                                      40
Legal Proceedings                                                                                         41
Experts                                                                                                   41
Legal Matters                                                                                             41
Other Available Information                                                                               41
Financial Statements                                                                                      42
Indemnification                                                                                           43
------------------------------------------------------------------------------------------------------------------

                               Prospectus Summary

This summary contains all material terms of the prospectus. To understand this offering fully, you should read the entire document carefully. Please pay particular attention to the section entitled "Risk Factors" and the section entitled "Financial Statements".

Unless otherwise indicated, this Prospectus assumes that any of our outstanding options or warrants have not been exercised into shares of our Common Stock.

                        Digital Descriptor Systems, Inc.

Digital Descriptor Systems, Inc.("DDSI"), located at 446 Lincoln Highway, Fairless Hills, PA,19030, phone number (267) 580-1075, was originally formed as Compu-Color, Inc., in 1989 and was incorporated in Delaware in 1994.

DDSI develops, assembles and markets computer installations, consisting of hardware and software, which capture video and scanned images, digitize the image, link the digitized images to text and store the image and text on a computer database which allows for transmitting the image and text by computer or over telephone transmission lines to remote locations.

Technological innovations
-------------------------

Imaging technology enables computers to record, store and retrieve both textual information and visual images. DDSI's software programs utilize technology to link textual information with images so that customers can record and retrieve related text and images. DDSI's software also addresses different information retrieval needs such as reproducing line ups and producing housing badges (jails), bar coded wristbands for identification which facilitates movement within jails and courts and storing and retrieving hand written and computer generated document images within arrest records. (see "Our Business" page 20).

Products
--------

The principal product of DDSI is the Compu-Capture(R) Law Enforcement Program, which is marketed to law enforcement agencies and jail facilities. The program captures a video or scanned image (mug shot) of a subject that is stored by computer application along with the booking record, physical description and other pertinent information about the subject. (see "Our Business" page 20).


DDSI's also markets its Fingerprint Matching System (FMS) and its Identity On Demand System to both commercial and criminal justice markets. (see "Our Business" page 22).


The Offering

Securities                    Offered 98,134,841 Selling Security Holder Shares (see "Selling
                              Shareholders" page 28) of which 11,403,207 shares have previously been issued as restricted stock


Common Stock Outstanding:     Prior to the Offering   49,905,610    Shares as of February 1, 2002
                              After the Offering     136,637,244    Shares

Offering Price                The selling shareholders can sell the shares at any price.

Use of Proceeds               This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling shareholders. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling shareholders. These funds will be used for ongoing operations.

Market for our Common Stock:  Our Common Stock trades on the Over-the Counter Bulletin Board, also called OTCBB, under the trading symbol "DDSI.OB". The market for our common stock is highly volatile. We can provide no assurance that there will be a market in the future for our Common Stock.

                                  Risk Factors


An investment in shares of DDSI's common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buyDDSI's common stock. If any of the following risks actually occur, DDSI's business would likely suffer. In these circumstances, the market price of DDSI's common stock could decline, and you may lose all or part of the money you paid to buy DDSI's common stock.


Risks Relating to our Business:
-------------------------------

DDSI has sustained continuing losses making it a risky investment.

DDSI incurred a loss for the year ending December 31, 2000 of $2,030,052 and a loss of $1,205,517 in the year ending December 31, 1999, plus a loss of $1,902,781 for the nine month period ending September 30, 2001. DDSI does not anticipate realizing a profit during the next fiscal year.

Our financial statements highlights that we have a working capital deficiency of $731,891 at December 31, 2000 and $1,329,774 at September 30, 2001, plus recurring losses from operations raise substantial doubt about our ability to continue as a going concern. Therefore investment in DDSI is at risk of being lost. The consolidated financial statements do not include any adjustments that might result from the outcome of this activity.

Here are some of the factors that may affect the future profitability of our business:

     o The ability to develop new products to sell to the current customer base
     o Establishing new outlets for sales of the current solutions and products.
     o The acceptance of its modified criminal justice software solutions by the commercial market.

DDSI may not be able to obtain sufficient capital to fund our operations and, as a result, we may cut back or discontinue operations or limit our business strategies.

While we will need significant additional capital in the near future, we may be unable to obtain funding for our operations on favorable terms, or at all. If adequate funds are not available, we may be required to cut back on one or more of our production locations, sales, marketing or distribution programs or plans; or reduce operating expenses, or attempt to obtain funds through strategic alliances that may require us to relinquish rights to our technologies or products.

Our future capital requirements will depend on many factors, including:

     o the progress of production of product, sales, marketing and distribution efforts;

     o    the progress in filing for and obtaining regulatory approvals;

     o    the market acceptance of our products;

     o the levels of administrative and legal expenses; and competitive products.

In addition, future financing may be increasingly difficult to obtain due to such factors as our unfavorable operating history and results, the level of risk associated with our business and business plans, increases in our vulnerability to general economic conditions, and increased stockholder dilution. Debt financing, if available, may have several negative effects on our future operations, including:

     o a portion of our cash flow from operations will be dedicated to payment of principal and interest and this would reduce the funds available for operations and capital expenditures;

     o increased debt burdens will substantially increase our vulnerability to adverse changes in general economic and competitive conditions; and

     o we may be subject to restrictive debt covenants and other conditions in our debt instruments that may limit our capital expenditures, limit our expansion or future acquisitions, and restrict our ability to pursue our business strategies.

DDSI's ability to produce revenue is dependent on its ability to attract new customers

Once a customer has purchased a system from DDSI, the revenues from that customer will decline significantly and will consist primarily of maintenance fees and upgrades to the system unless the customer expands the system or DDSI develops new products for the system. Thus DDSI's ability to produce revenue is dependent on the following:

     o    its ability to attract new customers

     o its ability to develop new products and upgrade of existing products to reflect current technology

     o    its ability to price products competitively.

Purchases of DDSI's products can be delayed due to political and budgetary processes within Law enforcement jurisdictions, which can hamper DDSI's ability to operate.

Law enforcement jurisdictions are subject to political, fiscal and budgetary constraints and purchases of DDSI's products may be delayed substantially due to these political and budgetary processes. The nature of the public sector market and the government procurement process are expected to result in an irregular and unpredictable revenue stream for DDSI. This irregular and unpredictable revenue stream makes it difficult for the business to operate smoothly.

Satisfying public contract requirements can preclude sales, which may limit DDSI's ability to succeed.

DDSI's Compu-Capture(R) product is being marketed primarily to law enforcement agencies. As public agencies, these prospective purchasers are subject to public contract requirements that vary from one jurisdiction to another. Some public contract requirements may be onerous or even impossible for DDSI to satisfy, such as large bonding requirements, and DDSI may be precluded from making sales in these jurisdictions. In addition, public contracts frequently are awarded only after a formal competitive bidding process. This process to date has been, and may continue to be, protracted.

The Compu-Scan 3000 may never achieve FBI certification, which could limit our success.

Under federal regulation, law enforcement agencies in the United States may only utilize fingerprint systems that have passed an extensive FBI certification process. As a result any contactless and inkless fingerprint system developed by DDSI must pass the FBI certification process before it can be distributed to law enforcement agencies in the United States.

Each time DDSI has submitted the Compu-Scan for certification, the FBI has requested additional information. This has resulted in DDSI's decision to redesign the Compu-Scan. There are no assurances by the Company that the FBI will certify this latest technology and device.

During December 2001, the Company revised its anticipated certification date for its Compu-Scan product indefinitely after its submission was not accepted by the FBI. Additionally, there are no assurances that the FBI will ever certify the technology. As such, and since the Company is unable to forecast any revenues from the product, the Company has written off the remaining investment in Software Development of $298,714 in the fourth quarter of 2001.

If DDSI defaults in one of the conditions to the debenture agreement, at the note holder's option, the full principal amount of the debenture(s) together with interest and other amounts owed may become immediately due and payable in cash. If this event were to occur, it would probably result in the shut down of DDSI's operations.

     DDSI would be in default if any one of the following occurs:

          (i)    failure in making a payment of the principal and interest;
          (ii)   files for bankruptcy or insolvency;
          (iii)  defaults in any of its other debt obligations;
          (iv) DDSI's Common Stock shall not be eligible for quotation and trading on the OTC Bulletin Board;
          (iii) DDSI sells or disposes all or in excess of 33% of its assets in one or more transactions;
          (v) this registration statement shall not have been declared effective by the Commission on or prior to April 30, 2002;
          (iv) if the effectiveness of the Underlying Shares Registration Statement lapses;
          (viii) the Company shall fail to deliver certificates to a Holder within three days of conversion request.

We are presently in compliance with all conditions of the debenture agreement and anticipate that we will stay in compliance with the conditions while this prospectus is in use.

We have a "Going-Concern Qualification" in our certifying accountant's financial statement report, which may make capital raising more difficult and may require us to scale back or cease operations.

The report of our auditors includes a going concern qualification which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. To date we have successfully funded DDSI by attracting additional equity investments and issues of debt. We believe that our ongoing efforts will continue to successfully fund operations until positive cash flow is attained. However, there is no guarantee that our efforts will be able to attract additional necessary equity and/or debt investors. If we are unable to obtain this additional funding, we may not be able to continue operations. Additionally, we have a net worth deficit as of our latest balance sheet date. This deficit indicates that we will be unable to meet our future obligations unless additional funding sources are obtained. To date we have been able to obtain funding and meet our obligations in a timely manner. However, if in the future we are unsuccessful in attracting new sources of funding then we will be unable to continue in business.

DDSI's operating expenses for the third quarter of 2001 ran approximately $523,846 with cash outflows of approximately $174,615 a month. A temporary cut back in operations would lower the expenses dramatically, however, cash outflow would still remain approximately $51,700 to $60,000 a month. Absent a plan to obtain the necessary funds to maintain DDSI during a temporary shutdown, DDSI would have to terminate all operations.


Risks Relating to our Stock:
----------------------------

The issuance of these shares will result in dilution.

There are a large number of shares underlying our convertible notes and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock and may cause substantial dilution to our existing stockholders.

As of February 1, 2001, we had 49,905,610 shares of common stock issued and outstanding, notes outstanding that are convertible into 22,000,000 shares of common stock at current market prices, and outstanding warrants to purchase 400,000 shares of common stock plus included in the current financing, notes convertible into 40,000,000 shares of common stock and warrants to purchase 2,400,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible notes and debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock. The issuance of shares upon conversion of the convertible notes and debentures and exercise of outstanding warrants will also cause immediate and substantial dilution to our existing stockholders and may make it difficult to obtain additional capital.

The following gives examples of the number of shares that would be issued if all the debentures of December 31, 2001 were converted at one time at prices representing 70%, 50% and 25% of the current market price (assuming a market price of $0.02):

     o    70% of current stock price:

          DDSI's stock converted at 70% of current stock price would result in a debenture conversion rate of $.014 cents. To convert the $965,000 of convertible debentures would require 68,928,571 shares of DDSI's common stock, or 191% of DDSI's current outstanding shares.

     o    50% of current stock price:

          DDSI's stock converted at 50% of current stock price would result in a debenture conversion rate of $.01 cents. To convert the $965,000 of convertible debentures would require 96,500,000 shares of DDSI's common stock, or 268% of DDSI's current outstanding shares.

     o    25% of current stock price

          DDSI's stock converted at 25% of current stock price would result in a debenture conversion rate of $.005 cents. To convert the $965,000 of convertible debentures would require 193,000,000 shares of DDSI's common stock, or 536% of DDSI's current outstanding shares.

          A drop in stock price of greater than 51% would require DDSI to register more shares to provide for the conversion of these convertible debentures.

DDSI's overhang affect of the selling shareholders resale of their securities on the market could result in lower stock prices when converted

Overhang can translate into a potential decrease in DDSI's market price per share. The common stock underlying unconverted debentures represents overhang. These debentures are converted into common stock at a discount to the market price providing the debenture holder the ability to sell his or her stock at or below market and still make a profit. If the share volume cannot absorb the discounted shares,DDSI's market price per share will likely decrease. As the market price decreases, each subsequent conversion will require a larger quantity of shares.

Currently DDSI has reserved 200% of the estimated maximum number of shares of common stock which would be issuable upon conversion in full of the debentures and warrants in the current financing, amounting to 84,800,000 shares of authorized and unissued common stock. These reserve amounts are our good faith estimate of the number of shares that we believe we need to reserve. We can provide no assurance as to how many shares we will ultimately need to issue upon the conversion of the debentures. If we are required to issue additional shares, we will be required to file an additional registration statement for those shares.

Short selling common stock by warrant and debenture holders may drive down the market price of our stock.

Warrant and debenture holders may sell shares of DDSI's common stock on the market before exercising the warrant or converting the debenture. The stock is usually offered at or below market since the warrant and debenture holders receive stock at a discount to market. Once the sale is completed the holders exercise or convert a like dollar amount of shares. If the stock sale lowered the market price, upon exercise or conversion, the holders would receive a greater number of shares then they would have absent the short sale. This pattern may result in the spiraling down of our stock's market price.

DDSI's common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Our shares of Common Stock are "penny stocks" as defined in the Exchange Act, which are traded in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:

     o The bid and offer price quotes for the penny stock, and the number of shares to which the quoted prices apply.
     o    The brokerage firm's compensation for the trade.
     o The compensation received by the brokerages firm's salesperson for the trade.

In addition, the brokerage firm must send the investor:

     o Monthly account statement that gives an estimate of the value of each penny stock in your account.
     o    A written statement of your financial situation and investment goals.

Legal remedies which may be available to you are as follows:

o If penny stocks are sold to you in violation of your rights listed above, or other federal or state securities laws, you may be able to cancel your purchase and get your money back.
o If the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages.
o If you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may limit the number of potential purchasers of the shares of the Common Stock.

Resale restrictions on transferring "penny stocks" are sometimes imposed by some states, which may make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for "penny stocks", which makes selling them more difficult.

Information about forward-looking statements
--------------------------------------------

This Prospectus contains certain forward-looking statements, which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, this prospectus also contains forward-looking statements about our future. Forward-looking statements include statements about our:

Plans, Objectives, Goals, Strategies, Expectations for the future, Future performance and events, Underlying assumptions for all of the above and Other statements which are not statements of historical facts.

These forward-looking statements involve risks and uncertainties, which could cause our actual results to materially differ from our forward-looking statements. We make these forward-looking statements based on our analysis of internal and external historical trends, but there can be no assurance that we will achieve the results set forth in these forward-looking statements. Our forward-looking statements are expressed in good faith and we believe that there is a reasonable basis for us to make them.

In addition to other factors discussed in this prospectus, the following are important factors that could cause our actual results to materially differ from our forward-looking statements:

     -    Our ability to respond to changes in the marketplace
     -    Competitive factors
     -    The availability of financing on terms and conditions acceptable to us
     -    The availability of personnel with the appropriate technical skills

We have no obligation to update or revise these forward-looking statements to reflect future events.

Use of proceeds
---------------

DDSI will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus. If all warrants, being registered, to purchase the shares of common stock offered for resale in this offering were exercised, DDSI would receive aggregate gross proceeds of approximately $98,220.

The proceeds, if any, that DDSI receives from the exercise of warrants will be used for working capital in support of the growing business and seeking certification of the Compu-Scan 3000.

The foregoing represents DDSI's current best estimate of our use of the proceeds derived from the exercise of the warrants to purchase the shares of common stock offered in this prospectus, if any, based upon our present plans, the state of our business operations and current conditions in the industry in which we operate. DDSI reserves the right to change the use of the proceeds if unanticipated developments in our business, business opportunities, or changes in economic, regulatory or competitive conditions, make shifts in the allocations of proceeds necessary or desirable.

Price Range of Common Stock
---------------------------

DDSI's Common Stock has been quoted on the OTC:BB since July 7, 1997 under the symbol "DDSI". As of November 4, 1999 DDSI's shares traded on the pink sheets; however, the Company returned to trading on the OTC Bulletin Board effective February 23, 2001. The following table set forth, the high and low bid prices for the Common Stock for the quarters indicated. As of December 31, 2001 there were approximately 2,500 shareholders of record. The source of the quotes is AOL Ticker.

                                                                                Common Stock
                                                                                  Bid Price
                                                                       -------------------------------
Calendar Year 1999                                                      Low                      High
------------------                                                     -----                     -----
First Quarter                                                          $0.50                     $1.25
Second Quarter                                                         $0.39                     $0.93
Third Quarter                                                          $0.26                     $0.42
Fourth Quarter                                                         $0.12                     $0.30


Calendar Year 2000                                                      Low                      High
------------------                                                     -----                     -----
First Quarter                                                          $0.21                     $0.48
Second Quarter                                                         $0.25                     $0.39
Third Quarter                                                          $0.21                     $0.35
Fourth Quarter                                                         $0.06                     $0.22


Calendar Year 2001                                                      Low                       High
------------------                                                     -----                     -----
First Quarter                                                          $0.12                     $0.40
Second Quarter                                                         $0.12                     $0.20
Third Quarter                                                          $0.06                     $0.19
Fourth Quarter                                                         $0.03                     $0.28

As of February 1, 2002, there were approximately 49,905,610 shares of Common Stock issued and outstanding.

Our Dividend Policy

DDSI anticipates that for the foreseeable future, earnings will be retained for the development of its business. Accordingly, DDSI does not anticipate paying dividends on the Common Stock in the foreseeable future. The payment of future dividends will be at the sole discretion of DDSI's Board of Directors and will depend the Company's general business condition.

                          Summary Financial Information

The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of our Company and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                              Nine Months Ended September                    Year ended December 31
                                               2001                 2000                   2000                  1999
                                              ---------------------------                  --------------------------
Net sales                                     $ 1,152,801     $ 2,197,007                  $ 3,026,458    $ 2,847,183
Cost of revenues                                  434,510       1,192,714                    1,615,286        987,931
General and administrative                      1,320,601       1,421,279                    1,843,336      1,593,846
Sales and marketing                               362,605         656,883                      917,381        984,691
Research and development                          284,818         363,433                      536,350        429,599
Depreciation                                      189,055          75,953                      162,330         75,553
Other (income) expense, net                       463,993          (8,099)                     (18,173)       (18,920)
Net Loss                                      $(1,902,781)    $(1,505,156)                  (2,030,052)    (1,205,517)
                                              ===========     ===========                   ==========     ==========

Weighted average Common
  Shares outstanding                           21,708,767      18,083,970                   18,557,547     10,934,900
                                              ===========     ===========                   ==========     ==========

Basic loss per share                          $     (0.09)    $     (0.08)                  $     (.11)    $     (.11)
                                              ===========     ===========                   ==========     ==========

Current Assets                                $ 1,711,900     $   835,305                   $1,000,415     $1,207,385
Total Assets                                    2,311,087       1,659,447                    1,783,044      2,049,383
Current Liabilities                             3,041,674       1,321,039                    1,732,306      1,603,885
Total Liabilities                               3,064,898       1,321,039                    1,760,932      1,603,885
Shareholders' equity (deficit)                $  (753,811)        338,408                   $   22,112     $  445,498

            Management's Discussion and Analysis or Plan of Operation

Plan of Operations
------------------

The short-term objectives of DDSI are the following:

     1. The short-term objective of the Company is to continue to expand the sale and acceptance of its core solutions by offering new and synergistic biometric security products to its installed base in the criminal justice market. The Company's objective is to expand with these, and additional products, into much larger commercial and federal markets.

DDSI's long-term objectives are as follows:

     1. To obtain enough products to sell into its basic business market--Criminal Justice -- so that DDSI can generate sales adequate enough to allow for profits. Three such new products are the Compu-Scan 3000, FMS (Fingerprint Matching System), and Compu-Capture lite.

     2. Continue pursuing the FBI certification of the Compu-Scan 3000 fingerprint capturing device. This would include redesigning the slap unit of the Compu-Scan to capture a palm print as well as a fingerprint. In addition consideration will be given to the creation of a contactless single digit reader that would not require FBI certification. There is no guarantee that the company will be able to raise sufficient funding to complete this project or that it will ever be able to meet FBI certification.

DDSI believes that it will not reach profitability until the year 2003. Over the next twelve months, Management is of the opinion that sufficient working capital will be obtained from operations and external financing to meet the Company's liabilities and commitments as they become payable. The Company has in the past successfully relied on private placements of common stock securities, bank debt, loans from private investors and the exercise of common stock warrants in order to sustain operations. A recent financing has been obtained and the underlying shares are being registered in this registration statement (see "Selling shareholders" and "Recent financing" on page 35).

DDSI is doing the following in its effort to reach profitability:

     o    Cut costs in areas that add the least value to DDSI.
     o Derive funds through investigating business alliances with other companies who may wish to license the Compu-Scan device.
     o Derive funds through investigating business alliance with other companies who may wish to license the FMS SDK inclusive of new industry verticals.
     o Increase revenues through the introduction of Compu-Capture in the K-12 marketplace for the creation of ID cards.
     o Increase revenues through the introduction of a scaled down version of our Compu-Capture product. The Compu-Capture lite is a low cost product and will open up a greater portion of the criminal justice market place for potential sales.

Results of Operations
---------------------

The Company has incurred continuing losses throughout the fourth quarter of 2001 and, although the Company has not yet completed the closing of its fourth quarter, they expect to report a loss of approximately $2.7 million for the year ended December 31, 2001. The Company does not expect to be profitable throughout 2002.

Nine Months September 30, 2001 Compared to the Nine Months Ended September 30, 2000

Revenues for the nine months ended September 30, 2001 of $1,152,801 decreased $1,044,206 or 48% from the nine months ended September 30, 2000. The Company generates its revenues through software licenses, hardware, post customer support arrangements and other services. The decrease in the Company's revenue for software and hardware during the period is attributed to a decrease in the sales of the SI-3000 product, which the Company has ceased to actively sell. Maintenance revenues decreased $127,575 or 24% from the nine months ended September 30, 2000 primarily due to a decrease in the Company's customers entering into such arrangements and the revenue sharing agreement with Itx on maintenance of the SI-3000 product line. Other revenues consist of sales of supplies that the Company makes available to its customers, such as wristbands, ID cards and print packs. More customers ordered such items in the nine months ended September 30, 2001 versus September 30, 2000, which accounted for the modest increase. Cost of goods decreased $758,204 or 64% due to the decrease in revenues and was reduced to 37% of total revenues from 54% in the same period a year earlier. Both the lower cost of sales and the higher gross margin are attributed to the decrease in sales of SI-3000.

Costs and expenses decreased $646,581 or 17% during the nine months ended September 30, 2001 versus the nine months ended September 30, 2000. The decrease is due primarily to the strict cost containment measures the Company has put in place and the dismissal of the sales staff. Non-operating expenses increased $80,423 due to the amortization of the capitalization development expense of the Compu-Scan device. Other expenses also increased $440,444 due to interest expense in connection with the convertible debentures issued in 2000 and in the nine months ended September 30, 2001.

The net loss for the Company increased 26% for the nine months ending September 30, 2001 to $1,902,781 from $1,505,156 for the nine months ending September 30, 2000. This was principally due to the decrease in revenues the period.

Year Ended December 31, 2000 Year Ended December 31, 1999
---------------------------------------------------------

Revenues for the year ended December 31, 2000, $3,026,458, increased by 6% from 1999. The Company attributes this to the fact that the SI-3000 product line had an increase in sales and the upgrade to Compu-Capture was completed. The Company generates its revenues through software licenses, hardware, post customer support arrangements and other services. The increase in the Company's software fees during the period is attributed to the continued increase in the sales of the SI-3000 product. Maintenance revenues increased $44,315 or 8% from the prior period primarily due to an increase in the Company's customers entering into such arrangements. Other revenues consist of sales of supplies that the Company makes available to its customers, such as wristbands, ID cards and print packs. Fewer customers ordered such items in the year ended December 31, 2000 versus 1999, which accounted for the decrease of $97,878 or 61%. The Company's gross profit decreased 24% during the year ending December 31, 2000 versus the year ending December 31, 1999, due to an increase in sales of the SI-3000 product line which has lower margins. Overall the gross profit percentage per sale decreased 19%.

Costs and expenses increased $376,455 or 12% during the year ended December 31, 2000 versus the year ended December 31, 1999. This increase is due to an increase in general and administrative expenses in the amount of $249,490. Additionally, research and development costs increased in the amount of $106,751 due principally to the continued upgrading of the Company's core software packages to 32 bit code. Costs of revenues during this period increased as a result of the corresponding increase in revenues as described above.

The net loss for the Company increased 68% for the year ending December 31, 2000 to $2,030,052 from $1,205,517 for the year ending December 31, 1999. This was principally due to a lower percentage increase of revenues than the percentage increase of costs and expenses during the year.

Net cash used in operating activities for the years ended December 31, 2000 and 1999 was $1,334,167 and $866,542, respectively. The change in cash from operating activities of $467,625 was principally due to the increase in the net loss for 2000.

Net cash provided by (used in) investing activities was $57,348 and ($699,570) for the years ended December 31, 2000 and 1999 respectively, reflecting a change of $756,918. This change was a result of decreased software development costs of $413,604 in 2000, the purchase of furniture and equipment of $30,325 and proceeds from the sale of restricted cash of $99,548.

Net cash provided by financing activities was $1,302,473 and $1,664,716 for the years ended December 31, 2000 and 1999, respectively, reflecting a change of $362,243. This decrease was principally due to less proceeds received from the issuance of the Company's common stock in the 2000 year.

Year Ended December 31, 1999 vs. Year Ended December 31, 1998
-------------------------------------------------------------

Revenues for the year ended December 31, 1999 were $2,847,183 versus $2,659,701 for the year ended December 31,1998, an increase of $187,482 or 7%. The Company generates its revenues through software licenses, hardware, post customer support arrangements and other services. The increase in the Company's software and hardware revenues fees year over year is attributed to the continued increase in the sales of the SI-3000 product line and an increase in revenues relating to an upgrade of Compu-Capture. Maintenance revenues increased $49,625 or 10% from the prior year primarily from an increase in the Company's customer's entering into such arrangements. Other revenues consist of sales of supplies that the Company makes available to its customers, such as wristbands, ID cards and print packs. Fewer customers ordered such items in the year ended December 31, 1999 versus the year ended December 31, 1998, which accounted for the decrease of $204,326 or 56%. Gross profit as a percentage of revenues modestly decreased from 66% to 65% from fiscal year 1998 to fiscal year 1999.

Costs and expenses increased $61,068 or 2% during the year ended December 31, 1999 versus the year ended December 31, 1998. This increase was principally due to a modest increase in general and administrative costs of $150,973, principally due to an increase in professional fees. This increase was offset by a decrease in research and development costs of $187,386 or 30%. During 1999, the Company capitalized $413,604 of software development costs relating to Compu-Scan, as technological feasibility was reached, thus accounting for the decrease in research and development costs from 1998 to 1999. Sales and marketing costs increased by $92,412 or 10% from 1998 to 1999 principally due to the hiring of additional sales personnel. Depreciation and amortization decreased by $59,082 or 43% from 1998 to 1999. This decrease is principally due to the amortization of intangible assets in the amount of $50,000 during 1998, which was not recurring in 1999.

Liquidity and Capital Resources
-------------------------------

The Company's revenues have been insufficient to cover the cost of revenues and operating expenses. Therefore, the Company has been dependent on private placements of its common stock and issuance of convertible notes in order to sustain operations. In addition, there can be no assurances that the proceeds from private or other capital will continue to be available, or that revenues will increase to meet the Company's cash needs, or that a sufficient amount of the Company's common stock or other securities can or will be sold or that any common stock purchase options/warrants will be exercised to fund the operating needs of the Company.

September 30, 2001 and 2000
---------------------------

Net cash used in operating activities for the nine months ended September 30, 2001 and 2000 was $671,731 and $1,088,313, respectively. The change in cash from operating activities in 2001 versus 2000 of $416,582 was principally due to the increase in the net loss for the 2001 first nine months ended September 30, 2001 versus 2000 of $397,625, as well as due to amortization of debt discount of $440,444 for the nine months ended September 30, 2001, offset by other changes in operating assets and liabilities.

Net cash used in investing activities was $2,220 and $33,702 for the nine months ended September 30, 2001 and 2000, respectively, reflecting a change of $31,482. This change is due to lesser purchases of furniture and equipment in the nine months ended September 30, 2001.

Net cash provided by financing activities was $628,646 and $1,164,066 for the nine months ended September 30, 2001 and 2000, respectively, reflecting a change of $535,420. This decrease was principally due to zero proceeds received from the issuance of the Company's common stock in the first nine months of 2001, versus $1,164,066 received in the first nine months of 2000. The Company did receive proceeds of $755,000 in convertible debentures during the nine months ended September 30, 2001.

December 31, 2000 and 1999
--------------------------

At December 31, 2000, the Company had assets of $1,783,044 compared to $2,049,383 on December 31, 1999, a decrease of $266,339 and stockholders' equity of $22,112 on December 31, 2000 compared to a stockholders' equity of $445,498 on December 31, 1999, a decrease of $423,386. This decrease in stockholders' equity for the year ended December 31, 2000 resulted from the issuance of the Company's common stock totaling $1,164,006 offset by the net loss for the year ended December 31, 2000 of $2,030,052.

As of December 31, 2000, the Company had a negative working capital of $731,891, a change of $335,391 from a negative working capital of $396,500 at December 31, 1999, which was primarily a result of a decrease in cash and restricted cash of $73,894 and an increase in accounts payable and accrued expenses of $384,421 and an increase in convertible debentures of $200,000.

Other Events
------------

1. During October 2001 through January 2002, the remaining $165,000 of the convertible debentures issued in December 2000, as well as $160,000 of the convertible debentures issued in March 2001 were converted into 10,551,280 shares of common stock. Additionally, accrued interest relating to these notes was converted into an additional 2,512,494 shares of common stock.

2. During December 2001 through January 2002, the Company granted 2,920,831 shares of Common Stock to certain parties for consulting services performed and to be performed. Such shares were valued at the fair market value on the date granted.

3. During October through December 2001, DDSI issued common stock via Subscription Agreements to various individuals. The Subscription Agreements provided for the purchase of up to 13,333,333 shares of common stock of DDSI at $0.03 per share, in $10,000.00 (u.s.) blocks, equaling 333,333 shares per block, for an aggregate total of $400,000. Through January 2002, the company has raised $240,000 through these agreements and has issued 7,999,996 shares of common stock.

4. On December 31, 2001, DDSI issued three convertible debentures for an aggregate amount of $500,000, with simple interest accruing at the annual rate of 12%. These debentures are due December 31, 2002. Interest payable on the Debentures shall be paid quarterly commencing March 30, 2002. The holders shall have the right to convert the principal amount and interest due under the debentures into shares of DDSI's common stock. The conversion price in effect on any Conversion Date shall be the lesser of (1) $.043 and (2) 50% of the average of the lowest three inter-day sales prices of the Common Stock during the twenty Trading Days immediately preceding the applicable Conversion Date. The shares that will be issued upon conversion of these debentures are being registered for resale purposes by this registration statement. DDSI also issued common stock purchase warrants for the right to purchase 1,500,000 shares of Common Stock of DDSI at an exercise price per share equal to the lesser of (i) $.02 and (ii) the average of the lowest three inter-day sales prices during the twenty (20) Trading Days immediately prior to exercise.

It is anticipated that the $ 500,000 of convertible debentures will be converted into shares in accordance with the terms of these debentures.

5. Within ten days subsequent to the effectiveness of this registration statement, DDSI will issue three convertible debentures for an aggregate amount of $300,000, with simple interest accruing at the annual rate of 12%. These debentures will be due one year after the date of issuance. . The Holder shall have the right to convert the principal amount and interest due under the debentures into shares of DDSI's common stock. The conversion price in effect on any Conversion Date shall be the lesser of (1) $0.043, and (2) 50% of the average of the lowest three inter-day sales prices of the Common Stock during the twenty Trading Days immediately preceding the applicable Conversion Date. DDSI will also issue additional common stock purchase warrants for the right to purchase 900,000 shares of Common Stock of DDSI at an exercise price per share equal to the lesser of (i) $.02 and (ii) the average of the lowest three inter-day sales prices during the twenty (20) Trading Days immediately prior to exercise. The shares that will be issued upon conversion of these debentures are being registered for resale purposes by this registration statement.

Certain terms and conditions must be met at the time of the closing of the $300,000 in convertible debentures that are to be to be issued within two trading days after the effective date of this registration statement. These terms and conditions are summarized as follows:

     o The representations and warranties given by the company are still valid at the time of funding i.e.,
          i)   DDSI is in good standing under the laws of the state of Delaware,
          ii) the financing transaction is properly authorized by the DDSI Board of Directors and that the debentures are issued free of encumbrances,
          iii) that there are adequate authorized shares available to convert the debentures as provided by the financing agreement,
          iv) all disclosures provided by DDSI regarding DDSI, its business and the current financing are true and DDSI did not omit any statement that an investor may find significant.
     o The registration statement shall be declared effective on or prior to April 30, 2002,
     o DDSI has not broken any laws or incurred any other event which would prevent this registration statement from becoming effective,
     o The trading of DDSI's stock on the OTC Bulletin Board has not been suspended,
     o    DDSI has not had in excess of 33% of its voting securities acquired.

It is anticipated that these convertible debentures will be converted into shares in accordance with the terms of these debentures.

                                  Our Business

DDSI develops, assembles and markets computer installations consisting of hardware and software, which capture video and scanned images, digitize the image, link the digitized images to text and store the image and text on a computer database which allows for transmitting the image and text by computer or over telephone transmission lines to remote locations.

Imaging technology enables computers to record, store and retrieve both textual information and visual images. The common problem in imaging technology is how to record, store, process and retrieve information and images within the same system. DDSI's software programs utilize technology to link the textual information with the images so that customers can record and retrieve related text and images. DDSI originally developed the software to address the information retrieval problems of tax assessors. DDSI subsequently adapted the software for use by law enforcement agencies and management of jail facilities. DDSI's software also addresses different information retrieval needs such as reproducing line ups and producing housing badges (jails), bar coded wristbands for identification which facilitates movement within jails and courts and storing and retrieving hand written and computer generated document images within arrest records.

Product and Services
--------------------

Compu-Capture(R)

DDSI's principal product is the Compu-Capture(R) law enforcement program. This program combines digitized image and textual information. The system has been developed primarily for the criminal justice market, including law enforcement, jail and correctional facilities.

Information is entered into the Compu-Capture(R) system at the time a subject is booked or enters the facility, including a video image of the subject, a "mug shot". The Compu-Capture(R) system reduces the time needed to take and process mug shots and improves the quality of the mug shot. The booking officer can preview each mug shot image on the computer screen before processing and storing the image to insure accuracy and clarity. Once an acceptable image is obtained, the booking officer can rapidly store the image through the computer application, along with the booking record, physical characteristics and other pertinent text material.

The information entered into the Compu-Capture(R) system can include names, aliases, physical characteristics, such as size, hair color, facial scars or physical deformities, and fingerprint codes.

Once the data is entered into the Compu-Capture(R) system, the visual image and textual material can be utilized in a variety of ways. The officer conducting a search can assign priorities or values to physical characteristics for the computer's search of the database of existing subjects. Features that are difficult to disguise or alter, such as facial scars, can be assigned higher values than other characteristics such as hair color or facial hair. Mug shots can be retrieved on the computer screen or printed individually, with or without text information, or as part of a computer generated line-up. The digitized mug shot and information can be transmitted to remote locations by telephone line or radio frequency or through computer networks and can be retrieved rapidly from central and/or remote locations.

The Compu-Capture(R) system produces images that meet or exceed the suggested requirements of the Department of Justice National Crime Information Commission 2000 ("NCIC" 2000), the standard adopted by Federal Bureau of Investigation for the quality of mug shots and their transmission. The NCIC does not certify or otherwise approve any mug shot systems.

The Compu-Capture(R) system's technology can also be used in commercial applications that are unrelated to law enforcement, such as for security or access control, identification cards with photographs for employee identification, voter registration cards, national welfare identification cards, drivers' licenses, all with or without the use of fingerprints and/or signatures.

The following versions of the Compu-Capture offered are as follows:

Compu-Capture(R) 32

Compu-Capture(R) 32 is DDSI's stand alone application. This version of the Compu-Capture(R) product line contains its own database and can function on its own without integration into law enforcement existing records or a jail management system. The database allows for the capture of basic demographic information such as physical characteristics. This information can then be sorted for quick and easy retrieval of a particular record or various records with similar characteristics. The CPC32 can be used on a Personal Computer or networked together.

Compu-Capture(R) ActiveX32

Compu-Capture(R) ActiveX32 is a fully functioning executable product that image-enables any host based records or jail management system without costly integration. The advantage to this product is it eliminates multiple databases and duplicate data entry from one system to another.

Compu-Capture(R) lite

DDSI has developed a "lite" version of its software to address the needs of smaller agencies of the arresting market. The "lite" version will provide an entry-level system that the jurisdictions can build upon.

Compu-Sketch

The Compu-Sketch product is a composite sketching program, that allows an individual with little to no artistic ability to draw a sketch of a persons face as described by the witness. The program contains an interactive witness module that asks the witness basic questions which are then used to create the composite face. The application consists of over 40,000 features, that when combined can create millions of different looking suspects. The user simply selects a description of each face part from a menu and the system will then assemble the parts to complete the composite. The user can manipulate each part and/or add accessories, such as hats, jewelry and facial hair.

Compu-Scene

The Compu-Scene program uses a computer aided drafting program to compose drawings with simple drag-n-drop technology, making accident and crime scene drawings easy. The user simply draws a room or intersection to scale with the CAD (Computer Assisted Design) program and then simply drops in the pre-drawn templates to complete the scene.

Maintenance and Support

In addition to the installation of DDSI's systems, DDSI trains the personnel of the system purchaser in the use and operation of the system. DDSI provides maintenance and support for a limited period of time. DDSI also offers its customers ongoing maintenance and support plus updates of the software, for an annual fee.

New Products

Identify On Demand System:

The Identity On Demand System is a secure biometric ID application to be used in buildings, small airports, offices, factories, apartments, etc. in order to identify and verify individuals. The "Identify on Demand" system provides for a PVC card to contain three or four lines of descriptive data, a full color photo, and options for fingerprints, signature, magnetic stripe or barcode applications. "Identify On Demand" is expandable to include fingerprint matching, use as an access control card, as well as the ability to integrate data and images to other software.

FMS  ("Fingerprint Matching System")

In December of 2001, DDSI secured a royalty license from AuthenTec Inc., Melbourne, Florida, for a software suite called PowerMatch(TM) ("FMS") that enables the end user to capture, digitize, store, retrieve and/or match or sort fingerprints, and can be utilized either as a stand alone unit or in conjunction with the Compu-Scan Device. DDSI subsequently renamed the software FMS ("Fingerprint Matching System"). The agreement provides DDSI with a worldwide, non-exclusive license to sell the Power Match Software (FMS). Previously the company had a limited license with Harris Corporation (NYSE:HAR) allowing for sales to only the criminal justice market. AuthenTec Inc. owned all the rights to PowerMatch (FMS). The company added all commercial markets to its licensing arrangements by contract with AuthenTec Inc. To date two FMS sales have occurred.

The FMS performs its matching, storage and capturing functions under the FBI approved AINSI-NIST and NCIC 2000 regulations and the Compu-Capture(R) and Compu-Scan 3000 can be integrated with this software. Since it is completely scalable (from 500 to 500,000 files), DDSI can offer it for large national databases such as voter registration, drivers license or national security identification systems or to small jails.

Compu-Scan 3000

The Compu-Scan, a non-contact inkless direct reader fingerprint system. During 1998, The Company entered into in a development contract with ISC/US (Fort Lauderdale, FL and Hamburg, Germany), an engineering firm having a specialized background in fingerprint technology, to develop a computerized inkless, non-contact fingerprint capture device called the Compu-Scan 3000. Under this agreement, the Company granted ISC/US the funds (non reimbursable) to develop the Compu-Scan 3000 based on certain specification requirements provided by DDSI. The development process of the Compu-Scan 3000 will not be deemed complete until FBI certification is achieved. In return, the Company has worldwide rights to sell this product without a royalty fee. There are two parts to the Compu-Scan unit; one is the single finger roll unit, which includes the "rolled" fingerprints of the individual fingers and the other is a slap unit, which captures the four fingers simultaneously from each hand and then the two thumbs.

The Compu-Scan electronically reads and creates a digital image of a fingerprint. Contact inkless fingerprint capture devices typically record fingerprint images by rolling (contacting) the fingers of a subject on the surface of an optical assembly, creating an optical image of the fingerprint, and then converts the optical image into a digital image by a photo-imaging detector. The Compu-Scan operates in a similar manner, but without direct contact by the finger to the device. The Compu-Scan captures the fingerprint by placing the finger over an opening in the Compu-Scan which projects a light onto the suspended finger upon which a camera captures the resulting reflected fingerprint image.

Under federal regulation, law enforcement agencies in the United States may only utilize fingerprint systems that have passed an extensive FBI certification process. As a result any inkless fingerprint system developed by DDSI must pass the FBI certification process before it can be distributed to law enforcement agencies in the United States. DDSI however, can supply an inkless non-contact fingerprint system prior to FBI certification for commercial business use, for example, for ATM machines, biometric identification for universities, libraries, access control and any such commercial application, which does not require a rolled fingerprint match.

In On July 25th, 2000, DDSI awarded a contract to DBA Systems, a division of Titan Systems Corp., for technical assistance in achieving compliance with the FBI certification process.

After discussions with Titan and other parties, it was recommended that DDSI replace the system lens and possibly recast the structure of the single finger roll unit to fit the new lens in order to meet FBI certification requirements. Upgrading, testing and redesigning the Compu-Scan to meet FBI requirements could take an additional 12 to 18 months, and will require additional funding of at least $400,000.

The FBI has recently made available an acceptable palm print capture image. With the possibility of enhancing the Compu-Scan slap unit (as discussed above), and with the heightened awareness of homeland security resulting from the events of September 11, 2001, DDSI put a temporary hold on modifying its present Compu-Scan system and started researching what it would take to enhance its present system to be able to scan both a fingerprint and/or a palm print plus meet FBI Appendix F requirements. This research is anticipated to be completed by September/October 2002. It is estimated that this additional research will require $200,000 funding to complete; however, more exact costing will be forthcoming following lens testing results.

If the research information results are favorable, DDSI will redesign the unit for FBI certification and commercial production. This should occur during the third or fourth quarter of 2002. If the research is unsuccessful, DDSI intends to continue with the original design of the fingerprint slap unit.

During December 2001, the Company revised its anticipated certification date for its Compu-Scan product indefinitely after its submission was not accepted by the FBI. Additionally, there are no assurances that the FBI will ever certify the technology. As such, and since the Company is unable to forecast any revenues from the product, the Company has written off the remaining investment in Software Development of $298,714 in the fourth quarter of 2001.

Marketing

Law Enforcement Applications

DDSI markets and sells its law enforcement product line through an internal sales force, an independent dealer network and vendors of compatible software applications.

DDSI employs three (3) full-time employees in sales, marketing or sales management. Leads are generated by DDSI's marketing department and followed up by the salesmen, who sell directly to the end user. The employees also work with sales employees of other vendors in making sales calls and proposals.

Additionally, DDSI markets its Law Enforcement products through vendors of compatible software application such as IBM Business Partners and other hardware suppliers. See below "IBM and other Partners" for more detail.

DDSI anticipates that its future marketing strategy for its law enforcement products will focus on expanding the quality and size of sales to law enforcement agencies and jail facilities of its existing Compu-Capture(R) program and new compatible products in the same field, such as Compu-Sketch and Compu-Scene and the new LiveScan (Compu-Scan 3000) device. In its latest survey conducted by the Law Enforcement Management and Administrative Statistics (LEMAS) program of the Bureau of Justice Statistics of the United States Department of Justice (the "LEMAS Survey"), of a nationally representative sample of state and local police departments indicated that there are approximately 17,000 state and local law enforcement agencies. Of those agencies, 52% of the agencies surveyed, employing 90% of all sworn officers, were using one or more types of computers. Of local police departments surveyed, 30% use computers for criminal investigations, criminal histories and Uniform Crime Reports. DDSI believes that as law enforcement agencies become more familiar with available technology, and agencies like the FBI continue to require certain standards of reporting crimes (NCIC2000), the market for products using computer technology, such as Compu-Capture(R), Compu-Scan and Compu-Capture(R) lite will increase.

Customers

DDSI maintains a continuing relationship with its customers based upon support services and periodic upgrades of the Compu-Capture(R) line and Compu-Sketch software. Although the major revenue-generating event is the initial installation and any significant expansion of that installation, the annual sales of maintenance support services, which DDSI performs subsequent to the installation, generates approximately 17% of the installed software license fee.

DDSI also relies on maintaining ongoing relationships with vendors, especially IBM Business Partners, for continuing sales introductions to new customers. DDSI has concentrated on expanding the compatibility of its Compu-Capture(R) system with more computer software applications in order to expand the number of vendors that may recommend DDSI's products.

Business Alliances

Currently approximately one-half of the revenues from DDSI's sales are generated from business alliance relationships. For example, one such business alliance is with IBM. IBM establishes a business alliance with certain vendors that sell software applications that are compatible with IBM hardware. To increase its sales through these alliances, DDSI has directed a portion of its research and development efforts in the last five years to developing software interfaces which enable the Compu-Capture(R) program to operate in conjunction with various records and jail management applications and other law enforcement programs using IBM compatible hardware. DDSI believes that part of its growth will continue to come through these business alliances.

Greater Penetration of Existing Customers

In addition to seeking new customers, the Company has recently established a marketing program to focus on the existing customer base, which is potentially over 1,000 agencies. The Company believes with this addition that it can now capitalize and generate increased revenues from its existing customers.

Due to the high market penetration by the Company's strategic alliances, the Company believes that it will be able to eliminate the formal bid process in many jurisdictions where such strategic alliances are located. In these cases, add-on or complimentary products can be purchased directly through the incumbent vendor. This will help to expedite the normally long sales cycle and to eliminate the costly and time-consuming proposal process.

Strategic: Seek Acquisitions and Alliances

Depending on the availability of funds, DDSI intends to continue developing software interfaces to make its products compatible with new and expanded versions of systems offered by strategic alliances and other vendors of criminal justice software. DDSI believes that expanding the number of law enforcement systems with which the Compu-Capture(R) systems are compatible will assist DDSI in maintaining its competitiveness.

Sales by Geographic Area

During the fiscal years ended December 31, 2000, 1999 and 1998, 93%, 95% and 99%, respectively, of DDSI's revenues have been from domestic customers. Foreign sales for 2000, 1999 and 1998 were $205,953, $150,209 and $6,104, or an aggregate for these years of approximately $362,266.

Competition

DDSI has multiple solutions being sold to the Criminal Justice market with its competitive position varying by product.

DDSI's Compu-Capture(R) system (video imaging mug shot solution), currently has two national competitors, Printrak Inc., Anaheim, CA (recently purchased by Motorola and ImageWare Systems of San Diego, California.

The Compu-Scan 3000 when certified, will have three main competitors, CrossMatch (recently received F certification), Digital Biometrics, Inc (recently merged with Visionics), and Identix Incorporated market inkless computerized fingerprint capture systems on a national basis and each have received FBI certification. Both companies are publicly held corporations and have been marketing their fingerprint systems for several years.

The Compu-Sketch is a computerized, non-artistic, professional composite system. Though there is significant competition is this field, DDSI believes that the Compu-Sketch provides an easier system to use plus offers a larger database than its competitors.

DDSI's Compu-Scene product is not individually marketed. DDSI carries it in order to provide to its customers a more complete package of products.

The FMS solution resembles other fingerprint capture, store, retrieval and compare software, but is different in both the size of the database it can store and search, and in the scalability of hardware requirements. DDSI plans to sell the FMS as a stand-alone matching solution as well as to integrators, and intends to package it with its Compu-Scan system.

Motorola entered into the Criminal Justice field by the purchasing Printrak Inc., and offers a suite of solutions from data transmission to MDT (patrol cars) through bookings, fingerprint capture, mug shots and related systems. Printrak's products are centered around records management, jail management and AFIS solutions. AFIS is a large computerized installation used generally at the state level, that compares fingerprints that are entered into the system from different jurisdictions and identifies those prints within hours versus days and weeks when done by hand. Printrak's main product by dollar volume is AFIS. DDSI believes that Motorola would most likely specialize in large installations, where as DDSI's target is the small and medium size markets. Thus, we believe Motorola's entrance into the industry should have a minimal negative affect on our Company and management believes Motorola's entrance into the field will help advance product knowledge to the digitized imaging market.

Suppliers

DDSI has sold most of its systems for use on IBM or other manufacturers' personal computers. However, DDSI's programs are compatible with the IBM AS400 and other mainframe and mini computer manufacturers. The peripheral equipment used in connection with DDSI's system, such as video equipment, can be provided by a wide range of manufacturers. As a result DDSI is not dependent on any particular supplier or raw material.

Government Regulation or Government Approval

Most law enforcement agencies purchasing new or upgraded or expanded systems require that the system meet the requirements of NCIC2000, ANSI-NIST standards and standards issued by the National Crime Information Commission and by the FBI. All DDSI products and solutions were required to meet these requirements.

The FBI has developed an extensive certifying process that an inkless fingerprint system must pass before the FBI will accept cards produced by that system. ISC/US, has agreed to grant DDSI the right to distribute an inkless fingerprint system that has not been certified by the FBI. While there is no assurance that the Compu-Scan inkless fingerprint system will successfully complete the FBI certification process, the system produces fingerprint cards similar in quality and type to other fingerprint systems that have been approved by the FBI. DDSI believes that its Compu-Scan 3000 inkless fingerprint system will meet the requirements of the FBI certification process.

ISC/US is a Delaware Corporation located in Ft. Lauderdale, Florida, and is not related to any government agency. ISC/US also has development offices in Hamburg, Germany.

Research and Development

As mentioned above (see page 23), DDSI has put a temporary hold on modifying its present Compu-Scan system and started research on what it would take to upgrade the present system to be able to scan both fingerprints and a palm print with the slap unit, plus meeting FBI image requirements. This research should be completed by September/October 2002. Titan Corporation is assisting DDSI in this research.

Patents, Trademarks and Licenses

DDSI has one patent application, number 09/08/800, for a "Device and Method for Scanning and Mapping a Surface", which was filed in October 1998. The primary use of the device is a contactless fingerprinting system.

DDSI owns the proprietary rights to the software used in the Compu-Capture(R) programs. In addition, DDSI owns the rights to the trademarks
"Compu-Capture(R)", "Compu-Color(R)" and "Compu-Scan(R)" both trademarks have been registered with the United States Patent and Trademark Office.

The following names are trademarked by DDSI and are nationally recognized by our marketplace and associated with DDSI: Compu-Capture 2000, Compu-Scan, Compu-Scene, Compu-Color, Compu-Sketch, SI3000, Compu-Capture 2000 FE and Compu-Capture ActiveX32.

Important Events

On January 29, 2002, the Company announced a major reorganization of DDSI's management team. Mr. Robert Gowell was appointed as CEO and Co-Chairman of the Board of Directors. Mr. Michael J. Pellegrino will serve as President and Chief Operating Officer of the Company in addition to his current position as CFO. Mr. Randolph Hall was appointed as Vice President of Sales.

On January 23, 2002 DDSI announced the appointment of Anthony Shupin, Vincent Moreno, Michael J. Pellegrino and Robert Gowell to the Company's Board of Directors. The Company also announced the resignation of Ms. Myrna Marks-Cohn, Ph.D, from the Board of Directors.

On January 3, 2002, the company announced a new and expanded agreement with privately held Authentec, Inc. to sell its Finger Print Matching System (FMS) to commercial markets. DDSI had previously only held the rights to sell FMS to the criminal justice markets.

On December 5, 2001, DDSI announced the formation of a new advisory board. The focus of the new board will be to assist and advise management of the company in all areas of its business.

On November 26, 2001, the Company announced the completion of recently awarded contracts to integrate solutions in Haverhill and Stoneham, Massachusetts. The contracts totaled $52,000 and provide over $2,000 annually in maintenance fees.

On November 15, 2001, DDSI announced the first non-criminal justice market sale of its new Fingerprint Matching System (FMS), which was acquired by a county's Department of Health and Human Services (HHS) for the purposes of identifying and tracking its homeless population.

On November 2, 2001, the Company announced the signing of a development contract for the Compu-Capture Enterprise Suite (CCES), with Pennsylvania-based IT developer, ImageVision.Net (IMV). CCES will incorporate DDSI's FMS and Compu-Scan 3000 systems as well as Document Imaging, Workflow and Facial Recognition Software.

On October 29, 2001, DDSI announced the availability of its new "Identify On Demand" secure ID product, an ID System for the commercial market. This product was developed by integrating FMS' core technology with the Compu-Capture(R) core technology.

On October 11, 2001 the Company announced the first FMS sale for Bucks County, PA and the Bucks County Correctional facility in Doylestown, PA. This marks the first installation in the criminal justice market of DDSI's new Fingerprint Matching Solution (FMS) and is scheduled for installation by the end of next quarter.

On September 25, 2001, DDSI announced an agreement with Mr. Rudy Hallenbeck, President of SOLVPRO Inc., a privately held high tech consulting firm, to leverage DDSI products and technology into major contracts. The Company believes SOLVPRO will bring to DDSI essential big project capability and partnering knowledge which will complement DDSI's proprietary products and solutions.

On September 19, 2001, the Company announced the availability of its Fingerprint Matching System, the only fully scalable fingerprint identification system in the world designed to take full advantage of the Windows NT/2000 environment.

On September 18, 2001, DDSI announced that the Company received its first purchase order for its livescan fingerprint capture device. This initial order is scheduled to be delivered in early 2002.

Employees

DDSI employs a total of 8 full time employees and 2 part time employees.

Management

As indicated earlier, the Board of Directors approved a major management restructuring on January 25, 2002. Mr. Robert Gowell was appointed as CEO and Co-Chairman of the Board of Directors. Mr. Michael J. Pellegrino will serve as President and Chief Operating Officer of the Company in addition to his current position as CFO. Mr. Randolph Hall was appointed as Vice President of Sales.

The Company's current officers and directors consist of the following persons:

Name                                Age     Position with Company
----                                ---     ---------------------
Robert Gowell                       34      Co-Chairman, Chief Executive Officer and Director
Michael Pellegrino                  51      President, Chief Operating Officer and Chief Financial Officer
Garrett U. Cohn                     63      Co-Chairman and Director
Anthony Shupin                      47      Director
Vincent Moreno                      59      Director
Randolph W. Hall                    43      Vice President

Robert Gowell was appointed Co-Chairman and Chief Executive Officer on January 25, 2002. He is a retired Deputy U.S. Marshal who has worked out of the New York and Pennsylvania offices. He earned his B.S. in Management and Finance from the City University of New York. He is currently working on his MBA at Kutztown University.

Michael Pellegrino joined the Company in 1995. On January 25, 2002 he was appointed President, Chief Operating Officer and Chief Financial Officer, Secretary and a Director of the Company. For eleven years prior, Mr. Pellegrino was Vice President and CFO of Software Shop Systems, Inc. Prior to that he was a regional controller for Capital Cities/ABS for four years and for seven years earlier as Director of Financial Systems for ADP. Mr. Pellegrino has a Bachelors degree in accounting from MSU and a Masters in Finance from Rutgers University, after which he worked at Touche Ross for 3 years.

Garrett U. Cohn has been a Director of the Company since July, 1994. Prior to the change in management that took place effective January 25, 2002, Mr. Cohn served as President and Chief Executive Officer. Garrett Cohn graduated from the University of Iowa, Iowa City, Iowa in 1961. His degrees were in Philosophy with a minor in Business. He went into in the merchandise promotion business and designed many national programs for Playboy, Shell Oil Company, Standard Oil Company, American Express, Polaroid Corporation, Fingerhut Manufacturing and many other clients. He was awarded national recognition by developing the largest selling single piece of promotional luggage during the years 1983 to 1986 and was featured in Money Magazine. Following his successful direct merchandising activities, he became President of Rockford Tool Company, Hillside, Illinois which he rescued from bankruptcy and later sold to an investment group. He then returned to his family's business and developed the computer imaging ability into a national video imaging division of ASI Computers called Compu-Color Inc. In 1995, a public Company named Digital Descriptors Systems Inc. was formed.

Anthony Shupin's experience includes over 20 years of executive management, sales and marketing management and project and program management with technology computing, aerospace and professional services companies. As a Business Development Executive in the Communications and Media practice at Deloitte Consulting, Mr. Shupin directed activities and resources targeted at strategic global accounts. Prior to Deloitte, he served as Vice President of John Richard Associates, Inc. a management consulting firm specialized in telecommunications. His background also includes roles as Director of International Business Development at Space Imaging, L.P. where responsibilities included supervising the International Groundstation Network and establishing global strategic relationships concerning the acquisition and distribution of high resolution satellite imagery. Mr. Shupin has also served as Vice President, Sales and Marketing at Remark Industries, Inc., which marketed and manufactured products such as on-line lottery and electronic gaming devices, medical monitoring and analysis devices. Prior to Remark Industries, he held management and account management positions at Wang Laboratories and Xerox Corporation in Princeton, New Jersey. A graduate of Colby College, Waterville, Maine, Mr. Shupin has extended his education at Rutgers University, Cook College in Geographic Information Systems and Remote Sensing training. He has been an invited speaker at various international symposiums and has published articles regarding market analysis and access, education and technical assessment.

Vincent Moreno provides DDSI with over 30 years of experience from a technical and business environment, with the past 23 years at the executive management level. He served as Vice President of Technology for ADP for 13 years. For six years, as President and CEO, he ran Mainstem Corporation, a national provider of software services. Most recently, he is President and General Manager of PayPlus Software, Inc., a provider of payroll software to the Professional Employer Organization marketplace. Mr. Moreno is adept in setting strategic direction and is experienced in the reengineering of corporate operating units. As a member of the board, he brings guidance, direction, and vision to the Companies' strategic planning.

Randolph W. Hall joined the Company as the Director of Marketing in 1996 and in 1999 assumed the position of Vice President of Operations. Mr. Hall was appointed Vice President of Sales on January 25, 2002. Prior to joining the Company, Mr. Hall successfully launch and subsequently sold his ownership share of a Company that marketed a records management system for local law enforcement agencies. Before that Mr. Hall served as the Regional Installation and Training Manager for a national solution provider of law enforcement systems. Mr. Hall has a degree in Computer Science and is currently pursuing his Bachelors in Business Administration from Ursinus College.

An overview of changes that occurred with the DDSI Board of Directors is as follows: Mr. Robert Gowell, Mr. John Boyle and Mr. Charles Saphos were elected as members of DDSI's Board of Directors on July 26, 2001. Mr. Saphos resigned from the Board on July 26, 2001. Both Mr. Gowell and Mr. Boyle resigned as Directors effective December 19, 2001. Mr. Martin was appointed as a DDSI Board Member on December 11, 2001 and resigned from the Board effective January 3, 2002. Dr. Myrna Marks-Cohn resigned from the DDSI Board of Directors effective January 14, 2002. Mr. Robert Gowell was reappointed to the Board of Directors on January 15, 2002. Mr. Anthony Shupin, Mr. Vincent Moreno and Mr. Michael Pellegrino were appointed to the Board of Directors on January 15, 2002.

                             Executive compensation

The following table summarizes the compensation earned and paid by the Company to each Officer and to all Executive Officers as a group for services rendered in all capacities during the year ended December 31, 2000:

                           Summary Compensation Table

                                                                             Long Term Compensation
                    Annual Compensation                         Awards                     Payouts__________
   (a)            (b)       (c)      (d)      (e)         (f)           (g)                 (h)           (I)
Name                                         Other                  Securities                            All
and                                         Annual     Restricted   Underlying                           Other
Principal                                   Compen       Stock       Options/              LTIP          Compen
Position Year              Salary   Bonus  sation($)    Award($)      Sar (#)           Payouts($)     sation ($)
-----------------------------------------------------------------------------------------------------------------
Garrett Cohn*
President/CEO     1998    $160,000    0       0            0             0                  0              0
                  1999    $160,000    0       0            0             0                  0              0
                  2000    $160,000    0       0            0             0                  0              0
Michael J.        1998    $109,000    0       0            0             0                  0              0
  Pellegrino      1999    $109,000    0       0            0             0                  0              0
    V/P           2000    $110,000    0       0            0             0                  0              0
Michael Ott,      1998    $110,000    0       0            0             0                  0              0
V.P/ Director     1999    $110,000    0       0            0             0                  0              0
                  2000    $110,000    0       0            0             0                  0              0
Randy Hall        1998    $ 70,000    0       0            0             0                  0              0
    V/P           1999    $ 70,000    0       0            0             0                  0              0
                  2000    $ 73,500    0       0            0             0                  0              0

* Mr. Cohn resigned as President and Chief Executive Officer effective January 25, 2002.
**   Mr. Ott resigned from the Company effective March 30, 2001

Options/Sar Grants in Last Fiscal Year
--------------------------------------

                                        Number of        % of Total
                                       Securities       Options/SARS
                                       Underlying        Granted to
                                      Options/SARS      Employees in        Exercise or Base
Name                                    Granted          Fiscal Year          Price ($/Sh)      Expiration Date
------------------------------------------------------------------------------------------------------------------
Garrett U. Cohn, CEO*                   350,000             41.52%                $0.10            12/15/10
Michael J. Pellegrino, CFO              150,000             17.79%                 0.10            12/15/10
Randy Hall, VP Operations               150,000             17.79%                 0.10            12/15/10

Aggregated Option/Sar Exercises

         None exercised
* Mr. Cohn resigned as President and Chief Executive Officer effective January 25, 2002.

                              Employment Agreements

On January 25, 2002, the Board of Directors approved a management reorganization. The Board of Directors are in the process of appointing members to the Audit Committee and Compensation Committee, at which time they will recommend and approve a new compensation package and employment agreement for Michael Pellegrino and Randolph Hall.

Garrett U. Cohn, President, Chief Executive Officer and Director. In July, 1994 the Company entered into a 5 year employment agreement with Mr. Cohn which entitled him to a base salary of $150,000 per year which may at the Board of Directors discretion adjust his base salary (but not below $150,000 per year) or grant a bonus. Though past the five-year period, the present employment agreement is to remain in affect until a new employment agreement is drafted. In the interim, Mr. Cohn was granted an increase in his annual base salary of $10,000, making his new base salary $160,000. The Company shall also furnish Mr. Cohn with an automobile and automobile expenses. In addition, Mr. Cohn has received non accountable expense allowances of $11,000, $49,713 and $81,450 in 2000, 1999 and 1998 respectively.

Mr. Cohn resigned as President and Chief Executive Officer effective January 25, 2002.

Michael J. Pellegrino, Vice President, Chief Financial Officer and Director. In July, 1998, the Company entered into a two year employment agreement with Mr. Pellegrino, which entitled him to a base salary of $110,000 per year which may at the Board of Directors discretion adjust his base salary (but not below $110,000 per year). Though past the two-year period, this employment agreement is to remain in affect until a new employment agreement is drafted. Mr. Pellegrino is also entitled to participate in the Annual Management Bonus Plan. As a participant in the Annual Management Bonus Plan, Mr. Pellegrino will be eligible to receive bonuses, based on performance, in any amount from 0% to 100% of the Base Salary. In addition, Mr. Pellegrino shall participate in the Management Equity Incentive Plan. As a participant in the Management Equity Incentive Plan, Mr. Pellegrino will be eligible to receive options, which vest over a period of time from the date of the option's issue, to purchase common shares of the Company. The Company shall grant to Mr. Pellegrino, within ninety days of the date of the Agreement, options to purchase such number of common shares of the Company equal to 1% of the number of common shares of the Company outstanding on the date of the Agreement (subject to the vesting and the satisfaction of the other terms and conditions of such options). The Company may also grant to the Employee, following the first anniversary of the date of the Agreement and at the sole discretion of the Board of Directors, options to purchase such number of common shares of the Company equal to 0.25% of the number of common shares of the Company outstanding on the date of the Agreement (subject to the vesting and the satisfaction of the other terms and conditions of such options).

Mr. Pellegrino was appointed as President and Chief Operating Officer effective January 25, 2002.

Michael Ott**, Vice President of Sales and Director. In July, 1998, the Company entered into a two year employment agreement with Mr. Ott, which entitled him to a base salary of $110,000 per year which may at the Board of Directors discretion adjust his base salary (but not below $110,000 per year). Though past the two-year period, this employment agreement is to remain in affect until a new employment agreement is drafted. Mr. Ott is also entitled to participate in the Annual Management Bonus Plan. As a participant in the Annual Management Bonus Plan, Mr. Ott will be eligible to receive bonuses, based on performance, in any amount from 0% to 100% of the Base Salary. In addition, Mr. Ott shall participate in the Management Equity Incentive Plan. As a participant in the Management Equity Incentive Plan, Mr. Ott will be eligible to receive options, which vest over a period of time from the date of the option's issue, to purchase common shares of the Company. The Company shall grant to Mr. Ott, within ninety days of the date of the Agreement, options to purchase such number of common shares of the Company equal to 1% of the number of common shares of the Company outstanding on the date of the Agreement (subject to the vesting and the satisfaction of the other terms and conditions of such options). The Company may also grant to the Employee, following the first anniversary of the date of the Agreement and at the sole discretion of the Board of Directors, options to purchase such number of common shares of the Company equal to 0.25% of the number of common shares of the Company outstanding on the date of the Agreement (subject to the vesting and the satisfaction of the other terms and conditions of such options).

**Mr. Ott resigned from the Company effective March 30, 2001

Randolph Hall, Vice President of Operations. In July, 1998, the Company entered into a two year employment agreement with Mr. Hall, which entitled him to a base salary of $73,500 per year which may at the Board of Directors discretion adjust his base salary (but not below $73,500 per year). Though past the two-year period, this employment agreement is to remain in affect until a new employment agreement is drafted. Mr. Hall is also entitled to participate in the Annual Management Bonus Plan. As a participant in the Annual Management Bonus Plan, Mr. Hall will be eligible to receive bonuses, based on performance, in any amount from 0% to 100% of the Base Salary. In addition, Mr. Hall shall participate in the Management Equity Incentive Plan. As a participant in the Management Equity Incentive Plan, Mr. Hall will be eligible to receive options, which vest over a period of time from the date of the option's issue, to purchase common shares of the Company. The Company shall grant to Mr. Hall, within ninety days of the date of the Agreement, options to purchase such number of common shares of the Company equal to 1% of the number of common shares of the Company outstanding on the date of the Agreement (subject to the vesting and the satisfaction of the other terms and conditions of such options). The Company may also grant to the Employee, following the first anniversary of the date of the Agreement and at the sole discretion of the Board of Directors, options to purchase such number of common shares of the Company equal to 0.25% of the number of common shares of the Company outstanding on the date of the Agreement (subject to the vesting and the satisfaction of the other terms and conditions of such options).

Mr. Hall was appointed as Vice President of Sales effective January 25, 2002.

                    Employee and Director Stock Option Plans

The Company adopted the 1994 Stock Option Plan, (restated in 1997) ( the "Plan") in order to attract and retain qualified personnel. In October 1998, the Board of Directors voted to amend the plan but has not formally established the amended plan to date and will not do so this fiscal year. However, under the proposed 1998 Plan, the Compensation Committee of the Board of Directors in its discretion may grant stock options (either incentive or non-qualified stock options) to officers and employees. The terms and conditions upon which the options may be exercised will be set out in the Plan. The Plan is intended to provide a method whereby employees of the Company and others who are making and are expected to make substantial contributions to the successful management and growth of the Company are offered an opportunity to acquire Common Stock as an incentive to remain with the Company and advance its interests. Therefore, to date, no options have been granted under the 1998 plan and none will be until the plan is formalized some time during the next fiscal year. On August 31, 1999, the Company granted bonuses to various officers and employees in the form of 902,500 options for shares of the Company's Common Stock, fully vested, with an exercise price of $0.37 per share. On December 15, 2000, the Company granted to various officers and employees 843,000 options for shares of the Company's Common Stock, fully vested, with an exercise price of $0.10 per share, the then fair market value of the underlying shares.

                            Compensation of Directors

The Directors who are employees of the Company receive no compensation for their services as Directors, either on an annual basis or for each meeting. Directors are not reimbursed for any expenses they may incur in attending meetings of the Board of Directors. Directors who are not an employee of the Company, receive $1,000 for each Board of Directors meeting attended.

                 Certain Relationships and Related Transactions

During April 1996, the Company loaned Mr. Cohn $125,000. Interest is accrued on this amount at one point over prime and was payable together with the principal on August 13, 1999. Accrued interest on this loan was $40,525 at December 31, 2000. Subsequently, the Company's Board of Directors agreed to extend the maturity date of this note indefinitely. The note continues to accrue interest.

The Company's Audit Committee will review any future transactions with affiliates and make its recommendation to the Board of Directors to ensure such transactions are at arms length.

The Company's Board will follow the advice of the Audit Committee on transactions that could have the potential appearance of not being at arms length transaction.

         Security Ownership of Certain Beneficial Owners and Management

The following table sets forth current information relating to the beneficial ownership of the Common Stock of the Company by (i) each person owning beneficially more than 5 percent of the outstanding shares of Common Stock, (ii) each Director of the Company and (iii) all Executive Officers and directors of the Company as a group: Percentage of beneficial ownership is based upon 49,905,610 shares of common stock outstanding at February 1, 2002.

                                                        Beneficial Ownership
Name and Address                                          of Common Stock
Of Beneficial Owner        No. of Shares (3)           Prior to This Offering
-------------------        -----------------           ----------------------

Garrett U. Cohn
249 Willow Parkway
Buffalo Grove, IL 60089             1,862,000 (1)               3.7%

Michael Pellegrino
33 Maple Lane
Brielle, NJ 08730                     335,000                   0.7%

Michael Ott**
26415 212th Avenue
Delhi, IA 52223                       215,000                   0.4%

Randolph Hall
505 Northridge Rd.
Collegeville, PA 19426                398,000                   0.8%

Robert P. Martin
521-5th Avenue W., #1104
Seattle, WA  98119                  3,099,000(2)                6.2%

Robert Gowell
264 Susquehanna Trail
Allentown, PA  18104                1,931,634                   3.9%

Myrna Cohn Ph.D.**
249 Willow Parkway
Buffalo Grove, IL  60089               15,000                   0.006%

Norman Cohn
200 Pine Tree Road
Radnor, PA 19087                      940,000                   1.9%

All Officers & Directors
As a Group                          8,795,634(3)               17.6%

**Was a Director at December 31, 2000.

(1) Garrett U. Cohn owns 142,000 shares of stock. In addition, Mr. Cohn has the right to vote 940,000 shares of stock held of record by Norman Cohn pursuant to a Voting Trust Agreement described below, and, as a result of such voting rights, such shares are included in the shares shown as beneficially owned by Garrett U. Cohn.

(2) Mr. Martin holds 2,399,000 in direct holdings and 700,000 in indirect holdings. Mr. Martin resigned from the Board of Directors on January 3, 2002.

(3) Of the total Officers and Director's shares, 53,000 shares are options which are 10 year options with a three-year vesting period, vesting 1/3 each year with a strike price of thirty-three cents ($0.33). Also included is a ten-year option for 15,000 shares that vest over four years at a strike price of three dollars and eighty-one cents ($3.81). Additionally, there are 110,000 options which are 10 year options that vest over 4 years a strike price of $3.30. The remaining 1,480,000 options are 10 year options that are fully vested at varying strike prices.

(3)  Includes all options which are exercisable within the next sixty (60) days.

Under the terms of the Voting Trust Agreement dated April 19, 1995, between Norman Cohn and Garrett U. Cohn, as Trustee, Norman Cohn has transferred to the trust 940,000 shares of Common Stock of the Company, representing all of the shares of Common Stock owned by him. Under the terms of the Voting Trust Agreement, Garrett U. Cohn, as the Trustee, has the right to vote the stock in the Voting Trust, except as to certain actions, including, but not limited to, any amendment to the certification of incorporation of the Company, merger or sale of substantially all of the assets of the Company or any action which will cause a dilution in the outstanding shares of Common Stock. The term of the Voting Trust is 10 years and shall terminate in April, 2005.

There are no arrangements known to the Company that at a later date may result in a change in control of the Company.

                            Description of Securities
General
-------

As of the date of this registration statement, the Company has authorized of 150,000,000 shares of Common Stock at $.001 par value, of which 49,905,610 shares are issued and outstanding at February 1, 2002, plus 1,000,000 authorized shares of $.01 par value per share Preferred Stock and no preferred shares are issued and outstanding at June 5, 2001. The Company has authorized outstanding Class A and Class B Warrants numbering one million four hundred eighty-three thousand and seven hundred fifty (1,483,750) of each class. The Class A Warrants have an exercise price of $1.00 per share and expire on August 15, 2002. The Class B Warrants have an exercise price of $1.50 per share and expire on August 15, 2002. The Company has reserved an equal amount of shares against these warrants.

The following is a description of the securities of DDSI taken from provisions of our Company's Articles of Incorporation and By-laws, each as amended. The following description is a summary and is qualified in its entirety by the above referenced provisions of the Articles of Incorporation and By-laws as currently in effect. The following description includes all material provisions of the applicable sections of the underlying documents in the summary.

Each holder of Common Stock is entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. As of the date of this Offering Circular, the Company has not paid any dividends on its Common Stock, and none are contemplated in the foreseeable future. It is anticipated any earnings that may be generated from operations of the Company will be used to finance the growth of the Company.

Holders of Common Stock are entitled to one vote for each share held of record. There are no cumulative voting rights in the election of directors. Thus the holders of more than 50% of the outstanding shares of Common Stock can elect all of the directors of the Company if they choose to do so. No one shareholder beneficially owns more than 50% of the Company's Common Stock.

The holders of Common Stock will have no preemptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding-up of the Company, the holders of the Common Stock are entitled to receive pro rata the assets of the Company.

Redeemable Class A Warrants and Redeemable Class B Warrants
-----------------------------------------------------------

The outstanding shares of 49,905,610 as of January 29, 2002 excludes the authorized and unissued Common Redeemable Class A and Class B Warrants numbering one million four hundred eighty-three thousand and seven hundred fifty (1,483,750) of each class. These warrants are publicly traded with the price generally holding steady at $.02 per warrant.

Redeemable Class A Warrants
---------------------------

Each Class A Warrant entitles the holder to purchase one share of Common Stock for a period of four years commencing August 15, 1996, subject to earlier redemption, and will be exercisable at a price of $1.00 a unit. During July 2000 the Class A Warrants' expiration date was extended to August 15, 2002. The Class A Warrants are subject to redemption by the Company at any time on not less then 30 days written notice, at a price of $0.10 per Warrant, provided that the per share closing bid price of the Common Stock exceeds 175% of the exercise price for at least 20 consecutive trading days. For these purposes, the closing bid price of the Common Stock shall be determined by the closing bid price as reported by NASDAQ so long as the Common Stock is quoted on NASDAQ and if the Common Stock is listed on a national securities exchange, shall be determined by the last reported sale price on the primary exchange on which the Common Stock is traded. Holders of Class A Warrants will automatically forfeit all rights hereunder except the right to receive the $0.10 redemption per Warrant unless the Warrants are exercised before they are redeemed.


Redeemable Class B Warrants
---------------------------

Each Class B Warrant entitles the holder to purchase one share of Common Stock for a period of four years commencing August 15, 1996, subject to earlier redemption, and will be exercisable at a price of $1.50 a unit. During July 2000, the Class B Warrants' expiration date was extended to August 15, 2002. The Class B Warrants are subject to redemption by the Company at any time on not less then 30 days written notice, at a price of $0.10 per Warrant, provided that the per share closing bid price of the Common Stock exceeds 200% of the exercise price for at least 20 consecutive trading days. For these purposes, the closing bid price of the Common Stock shall be determined by the closing bid price as reported by NASDAQ so long as the Common Stock is quoted on NASDAQ and if the Common Stock is listed on a national securities exchange, shall be determined by the last reported sale price on the primary exchange on which the Common Stock is traded. Holders of Class A Warrants will automatically forfeit all rights hereunder except the right to receive the $0.10 redemption per Warrant unless the Warrants are exercised before they are redeemed.

The holders of Warrants ("Warrant holders") are not entitled to vote, receive dividends, or exercise any of the rights of holders of shares of Common Stock for any purpose. In addition, the Company has a right to increase the Warrant Exercise Price upon not less than 20 days' prior notice to the Warrant holders if the Company extends the exercise period of the Warrants beyond the four year period.

Change in Control
-----------------

There are not provisions in the Articles of Incorporation or Bylaws that would delay, defer or prevent a change in control of Digital Descriptor Systems, Inc.

Penny Stock Disclosure Requirements:
-----------------------------------

See discussion in risk factor section, page 11, with the heading "Penny Stock issues may be difficult for an investor to dispose of."

Warrants and Options:
---------------------

In December, 2001, DDSI issued warrants to purchase 1,500,000 common shares at an exercise price the lesser of $.02 per share or the average of the lowest three inter-day sales prices during the twenty (20) Trading Days immediately prior to exercise. The Warrant provides that in no event shall the holder beneficially own more than 4.999% of our outstanding common stock.

Ten days after the effectiveness of this registration statement, DDSI will issue additional common stock purchase warrants for the right to purchase 900,000 shares of Common Stock of DDSI at an exercise price per share equal to the lesser of (i) $.02 and (ii) the average of the lowest three inter-day sales prices during the twenty (20) Trading Days immediately prior to exercise. The Warrant provides that in no event shall the holder beneficially own more than 4.999% of our outstanding common stock.

Shares Eligible for Future Sale

On the date of this offering, DDSI has 49,905,610 shares of Common Stock outstanding. Sales of a substantial number of shares of DDSI's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. DDSI is registering with this document 98,184,841 shares of common stock for resale (of which 11,403,207 have been previously issued as restricted stock), all of which will be freely tradable without restriction or further registration under the Securities Act. This includes:

o 80,000,000 shares representing the conversion of the aggregate of $800,000 of 12% debentures at a price of $.02 per share (includes 40,000,000 reserve shares).
o 1,820,834 shares representing the conversion of a $25,000 at 10 percent interest debenture and 111,000 at a price of $.015 per share.
o 4,911,000 shares underlying warrants to be registered in connection with the above convertible debentures.
o    11,403,207 shares of other selling shareholders

Selling Shareholders
--------------------

The Shares being offered for resale by our Selling Stockholders are issuable in accordance with ss. 4(2) and Rule 506 under the Securities Act of 1933, as amended (the "Securities Act"),

The offering includes shares required pursuant to a certain convertible debenture date May 7, 2001 and the secured convertible debenture purchase agreement dated December 31, 2001. Additionally, certain shares are being offered for sale by our Selling Stockholders with piggyback registration rights.

Recent Financing
----------------

On December 31, 2001, DDSI entered into a Securities Purchase Agreement (the "Agreement") that calls for the issuance of $800,000 of 12% Convertible Debentures that can be converted into shares of common stock. Bridge funding of $500,000 has been issued on December 31, 2001 with a maturity date of December 31, 2002, with the remaining $300,000 in convertible debentures to be issued the tenth trading day after the effectiveness of this registration statement. The debentures are convertible (plus related interest expense) into the Company's common stock at the lesser of (1) $0.043, and (2) 50% of the average of the lowest three inter-day sales prices of the Common Stock during the twenty Trading Days immediately preceding the applicable Conversion Date. In conjunction with the financing 1,500,000 warrants to purchase common stock have been issued and 900,000 warrants to purchase shares of common stock are to be issued the tenth trading day after the effectiveness of this registration statement.

     Certain terms and conditions must be met at the time of the closing of the $300,000 convertible debenture that is to be to be issued within ten trading days after the effective date of this registration statement. These terms and conditions are summarized as follows:


     o The representations and warranties given by the company are still valid at the time of funding i.e.,
          v)   DDSI is in good standing under the laws of the state of Delaware,
          vi) the financing transaction is property authorized by the DDSI Board of Directors and that the debentures are issued free of encumbrances,
          vii) that there are adequate authorized shares available to convert the debentures as provided by the financing agreement,
          viii) all disclosures provided by DDSI regarding DDSI, its business and the current financing are true and DDSI did not omit any statement that an investor may find significant.

     o The registration statement shall be declared effective within ninety days of filing,

     o DDSI has not broken any laws or incurred any other event which would prevent this registration statement from becoming effective,

     o The trading of DDSI's stock on the OTC Bulletin Board has not been suspended,

     o    DDSI has not had in excess of 33% of its voting securities acquired .

The warrants to be issued are each exercisable at an exercise price per share of the lesser of (1) $0.02, and (2) 50% of the average of the lowest three trading prices during the twenty trading days immediately preceding the conversion date. Interest on the debentures is payable on a quarterly basis on March 31, June 30, September 30 and December 31 of each year while such debentures are outstanding and on each date of conversion, whichever occurs earlier. Interest may be paid, at our option, in cash or common stock. Any debentures outstanding one year after execution, automatically convert into shares of our common stock at the then applicable conversion price unless, there is not an effective registration statement covering the underlying securities, or there are not enough shares authorized or reserved for issuance of the shares upon conversion. The debentures are redeemable under certain circumstances.

Each holder of the 12% convertible debenture may not convert its securities into shares of the Company's common stock if after the conversion, such holders, together with any of its affiliates, would beneficially own over 4.999% of the outstanding shares of the Company's common stock. This percent ownership restriction may be waived by each holder on not less than 61 days' notice to the Company. Since the number of shares of the Company's common stock issuable upon conversion of the debentures will change based upon fluctuations of the market price of the Company's common stock prior to a conversion, the actual number of shares of the Company's common stock that will be issued under the debentures, and consequently the number of shares of the Company's common stock that will be beneficially owned by AJW Partners, New Millennium Capital Partners II and Bristol Investment Fund, Ltd. cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register a number of shares of the Company's common stock that exceeds the number of the Company's shares of common stock currently beneficially owned by AJW Partners, New Millennium Capital Partners II and Bristol Investment Fund, Ltd. The number of shares of the Company's common stock listed in the table below as being beneficially owned by AJW Partners, New Millennium Capital Partners II and Bristol Investment Fund, Ltd. includes the shares of the Company's common stock that are issuable to AJW Partners, New Millennium Capital Partners and Bristol Investment Fund, Ltd. subject to the 4.999% limitation, upon conversion of their debentures and exercise of their warrants. However, the 4.999% limitation would not prevent AJW Partners, New Millennium Capital Partners and Bristol Investment Fund, Ltd. from acquiring and selling in excess of 4.999% of the Company's common stock through a series of conversions and sales under the debentures and acquisitions and sales under the warrants.

                              SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of shares of Common Stock by the Selling Stockholders. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will continue to own any shares of our Common Stock.

The following table also sets forth the name of each person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                              Shares Beneficially                Shares           Shares Beneficially
                                              Owned                              Offered          After Offering
Selling                                       Prior to the                       For              If All Offered
Stockholder (1)                               Offering (2)                       Sale (3)         Shares Are Sold (3)
---------------                               --------------------------         ---------        ---------------------------
                                              Number of Shares Percentage (4)                     Number of Shares Percentage
AJW Partners, LLC (1)(6)                          6,755,488        4.999%       21,200,000 (5)            0             0%
New Millennium Capital Partners, LLC (2)(6)       6,755,488        4.999%       21,200,000 (5)            0             0%
Bristol Investment Fund, Ltd. (3)(6)              6,755,488        4.999%       42,400,000 (5)            0             0%
Robert Martin (10)                                1,300,000        0.961%        1,300,000                0             0%
Waikiki Beach Activities, Ltd. (10)(7)              700,000        0.518%          700,000                0             0%
Michael Gurin (10)                                  666,666        0.493%          666,666                0             0%
Vann Warren (10)                                    333,333        0.247%          333,333                0             0%
Barry Colman (10)                                   333,333        0.247%          333,333                0             0%
Steve Adams (10)                                    500,000        0.370%          500,000                0             0%
Majel Carroll  (10)                                 333,333        0.247%          333,333                0             0%
Al Schibi (10)                                      333,333        0.247%          333,333                0             0%
Al Schili, Jr. (10)                                 333,333        0.247%          333,333                0             0%
Kenneth Ripley  (10)                                666,666        0.493%          666,666                0             0%
Patrick V. Bonsignore (10)                          666,666        0.493%          666,666                0             0%
Ed Boot (10)                                        500,000        0.370%          500,000                0             0%
Anthony Vallaro (10)                                500,000        0.370%          500,000                0             0%
Stanley Horn (10)                                   333,333        0.247%          333,333                0             0%
Baron Taylor (10)                                   500,000        0.370%          500,000                0             0%
Robert Gowell (9)                                 1,931,634        1.429%        1,931,634                0             0%
Rudy Hallenbeck (9)                               1,252,069        0.926%        1,252,069                0             0%
Anthony Vallaro (9)                                 246,471        0.182%          246,471                0             0%
About Face Communications (8)(9)                  1,150,000        0.851%        1,150,000                0             0%
Stuart Beck (9)                                     394,671        0.292%          394,671                0             0%
The NIR Group (9)                                   360,000        0.263%          360,000                0             0%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

No Selling Stockholder has held any position or office, or has had any material relationship with us or any of our affiliates within the past three years with the exception of Robert Martin and Robert Gowell. Mr. Martin was a Director in 2002 for approximately one month before resigning and Mr. Gowell recently was placed on the Board of Director by the present DDSI Board to fill a vacancy.

     None of the selling shareholders are broker-dealers or affiliates of broker-dealers.

     (1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Mr. Corey S. Ribotsky may be deemed a control person of the shares owned by such entity. AJW Partners, LLC is a private investment fund that is owned by all its investors and managed by SMS Group, LLC of which Corey S. Ribotsky is the fund manager.

     (2) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Mr. Glenn A. Arbeitman and Mr. Corey S. Ribotsky may be deemed control persons of the shares owned by such entity. New Millennium Capital Partners II, LLC is a private investment fund that is owned by all its investors and managed by First Street Manager II, LLC, of which Mr. Glenn A. Arbeitman and Mr. Corey S. Ribotsky are the fund managers.

     (3) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Mr. Paul Kessler and Ms. Diana Kessler may be deemed the control person of the shares owned by such entity. Bristol Investment Fund, Ltd is a private investment fund that is owned by all its investors and managed by Bristol DLP. LLC. Bristol DLP. LLC, of which Mr. Paul Kessler and Ms. Diana Kessler are the fund managers, has investment control over the shares listed by Bristol Investment Fund, Ltd.

     (4) Percentages are based on 136,637,244 shares of our common stock outstanding (includes the shares in this Offering) as of January 29, 2002.

     (5) Pursuant to the Registration Rights Agreement between us and the debenture holders, we are required to register such number of shares of common stock equal to the sum of (i) 200% of the number of shares of common stock issuable upon conversion in full of their debentures, assuming for such purposes that all interest is paid in shares of our common stock, that the Debentures are outstanding for one year and that such conversion occurred at a price as s804pecified in the debentures respective agreements and (ii) the number of shares of Common Stock issuable upon exercise in full of the warrants. As a result of the contractual agreement not to exceed 4.999% beneficial ownership, the selling shareholder does not believe it is a control person as defined in the Securities Exchange Act of 1934 or is required to file a Schedule 13D.

     (6) Independent third party who invested in our December 31, 2001 bridge financing. In connection with our bridge financing of $500,000, we issued convertible debentures and warrants to purchase 1,500,000 shares of our common stock. The selling shareholder is deemed an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933.

     (7)  The principal of this company is Robert P. Martin.

     (8) Represents shares issued for services performed. The principal of this company is Scott Gallagher.

     (9) Represents restricted shares issued for services performed with registration rights.

     (10) Represents private placement shares issued pursuant to Regulation D, Sec 506, the the Securities Act of 1933 (as "amended").

                              Plan of Distribution

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholders will sell any or all of the common stock in this offering. The selling stockholders may use any one or more of the following methods when selling shares:

     o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

     o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     o Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

     o An exchange distribution following the rules of the applicable exchange

     o    Privately negotiated transactions

     o    Short sales or sales of shares not previously owned by the seller

     o Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share

     o    A combination of any such methods of sale any other lawful method

The selling stockholders may also engage in:

     o Short selling against the box, which is making a short sale when the seller already owns the shares.

     o Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

     o Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

Because the following selling shareholders are "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements:

     o    AJW Partners, LLC
     o    New Millennium Capital Partners, LLC
     o    Bristol Investment Fund, Ltd.

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify the Company and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

If we are notified by the selling stockholder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                                Legal Proceedings

Our Company is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the Company has been threatened.
                                     Experts

The financial statements of Digital Descriptor Systems, Inc. at December 31, 2000 and 1999, and for each of the two years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise a substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  Legal Matters

Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by Owen Naccarato, Attorney at Law. Owen Naccarato does not beneficially own shares of the company.

                           Other Available Information

We are subject to the reporting requirements of the Securities and Exchange Commission (the "commission"). We file periodic reports, proxy statements and other information with the commission under the Securities Exchange Act of 1934. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to: Garrett Cohn


We have filed a registration statement on Form SB-2 under the Securities Act of 1933 Act with the Commission in connection with the securities offered by this Prospectus. This Prospectus does not contain all of the information that is the registration statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribe rates.

Information about the public reference room is available from the commission by calling 1-800-SEC-0330.

The commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission. The address of the site is www.sec.gov. Visitors to the site may access such information by searching the EDGAR archives on this web site.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with any information that is different.

The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted.

The information contained in this Prospectus is accurate only as of the date of this prospectus.

                              Financial Statements

Our Financial Statements begin on page F-1.

                          Index to Financial Statments



                                    Contents


Report of Independent Auditors.........................................................................F-1

Audited Financial Statements

Balance Sheets.........................................................................................F-2
Statements of Operations...............................................................................F-3
Statements of Shareholders' Equity.....................................................................F-4
Statements of Cash Flows...............................................................................F-5
Notes to Financial Statements..........................................................................F-6

                         Report of Independent Auditors

The Board of Directors and Shareholders
Digital Descriptor Systems, Inc.

We have audited the accompanying balance sheets of Digital Descriptor Systems, Inc. as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Descriptor Systems, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Digital Descriptor Systems, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has never been profitable and continues to incur losses from operations and anticipates that it will require additional debt and/or equity financing in 2001, which may not be readily available. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans relating to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                        /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 23, 2001

                        Digital Descriptor Systems, Inc.
                                 Balance Sheets


                                                                    December 31                 September 30
                                                              2000              1999                 2001
                                                              ---------------------------        -------------
                                                                                                 (Unaudited)
Assets
Current assets:
   Cash                                                       $ 202,877         $ 177,223           $ 157,572
   Restricted cash                                               10,452           110,000                   -
   Investment                                                     1,000            1,000                1,000
   Accounts receivable, less allowance for uncollectible
         Accounts of $114,000 and $213,000 in 2000 and
         1999, and $96,000 (unaudited) in 2001, respectively    526,292           856,595             555,731
   Inventory                                                     22,596            48,693              47,987
   Prepaid expenses                                               8,698            13,874             335,554
   Debt discount and deferred financing costs                   228,500                 -             614,056
                                                             ----------------------------         -----------
Total current assets                                          1,000,415         1,207,385           1,711,900
   Note receivable - officer                                    165,525           153,650             174,431
   Software development costs, at cost                          413,604           413,604             333,181
   Furniture and equipment, at cost, net                        172,046           267,685              67,180
   Deposits and other assets                                     31,454             7,059              24,395
                                                             ----------------------------         -----------
Total assets                                                 $1,783,044       $ 2,049,383          $2,311,087
                                                             ============================         ===========
Liabilities and shareholders' equity
Current liabilities:
   Accounts payable                                          $  481,163       $   121,137          $  657,040
   Accrued expenses                                             189,209           164,814             169,303
   Deferred income                                              854,787         1,317,934           1,403,136
   Current portion of equipment loan                              7,147                 -               7,195
   Convertible debentures                                       200,000                 -             805,000
                                                             ----------------------------         -----------
Total current liabilities                                     1,732,306         1,603,885           3,041,674
Equipment loan                                                   28,626                 -              23,224
                                                             ----------------------------         -----------
Total liabilities                                             1,760,932         1,603,885           3,064,898

Shareholders' equity (deficit):
   Preferred stock, $.01 par value: authorized shares -
      1,000,000; issued and outstanding shares - none
      Common stock, $.001 par value: authorized shares -
      50,000,000, 50,000,000 and 150,000,000 at December
      31, 2000 and 1999 and at September 30, 2001
      respectively; issued and outstanding shares -
      20,011,612 and 14,380,127 at December 31, 2000
      and 1999, respectively, and 25,771,009 (unaudited)
      at September 30, 2001                                      20,011            14,380              25,771
   Additional paid-in capital                                14,544,579        12,957,544          15,615,677
   Unearned compensation                                              -           (14,000)                  -
   Accumulated deficit                                      (14,542,478)      (12,512,426)        (1,6445,259
                                                             ----------------------------         -----------
Total shareholders' equity (deficit)                             22,112           445,498            (753,811)
                                                             ----------------------------         -----------
Total liabilities and shareholders' equity (deficit)        $ 1,783,044       $ 2,049,383         $ 2,311,087
                                                             ============================         ===========

See accompanying notes.
                                       F-2

                        Digital Descriptor Systems, Inc.
                            Statements of Operations





                                                       Year ended December 31                Nine months ended September 30
                                                       2000              1999                      2001           2000
                                                     ---------------------------               ---------------------------
                                                                                                       (Unaudited)
Revenues:
   Software                                          $ 2,060,499       $ 1,189,439               $ 591,066    $ 957,189
   Hardware                                              229,525           722,040                  68,325      451,621
   Maintenance                                           583,349           539,034                 396,674      524,249
   Consulting                                             91,249           236,956                  55,468      224,935
   Other                                                  61,836           159,714                  41,268       39,013
                                                     -----------------------------             -------------------------
                                                       3,026,458         2,847,183               1,152,801    2,197,007
                                                     -----------------------------             -------------------------
Costs and expenses:
   Cost of revenues                                    1,615,286           987,931                 434,510    1,192,714
   General and administrative                          1,843,336         1,593,846               1,320,601    1,421,279
   Sales and marketing                                   917,381           984,691                 362,605      656,883
   Research and development                              536,350           429,599                 284,818      363,433
   Depreciation                                          162,330            75,553                 189,055       75,953
   Other (income) expense, net                           (18,173)          (18,920)                463,993       (8,099)
                                                     -----------------------------             -------------------------
                                                       5,056,510         4,052,700               3,055,582    3,702,163
                                                     -----------------------------             -------------------------

Net loss                                             $(2,030,052)      $(1,205,517)            $(1,902,781) $(1,505,156)
                                                     =============================             =========================

Net loss per common share (basic and diluted)        $      (.11)      $      (.11)            $      (.09) $     (0.08)
                                                     =============================             =========================

Weighted average number of common shares
outstanding (basic and diluted)                       18,557,547        10,934,900              21,708,767   18,083,970
                                                     =============================             =========================


See accompanying notes.

                        Digital Descriptor Systems, Inc.
                       Statements of Shareholders' Equity



                                                                           Additional
                                                         Common              Paid-in       Unearned     Accumulated
                                                         Shares    Amount    Capital     Compensation     Deficit      Total
                                                     ---------------------------------------------------------------------------
Balance at December 31, 1998                            7,891,128 $ 7,891   $11,299,317    $ (38,000) $(11,306,909)    $ (37,701)
  Issuance of common shares in connection with a
     Reg. A Offering, net of offering costs             6,488,999   6,489     1,658,227            -             -     1,664,716
Amortization of unearned compensation                          -        -             -       24,000             -        24,000
  Net loss                                                     -        -             -            -    (1,205,517)   (1,205,517)
                                                     ---------------------------------------------------------------------------

Balance at December 31, 1999                           14,380,127  14,380   12,957,544      (14,000)   (12,512,426)      445,498
  Issuance of common shares in connection with a
     Reg. A Offering, net of offering costs             4,426,485   4,426    1,159,640             -             -     1,164,066
  Issuance of common stock for services                 1,205,000   1,205      259,895             -             -       261,100
  Debt discount relating to the beneficial
     conversion feature on convertible debentures
     and issuance of warrants                                   -       -     167,500             -              -       167,500
   Amortization of unearned compensation                        -       -           -        14,000              -        14,000
   Net loss                                                     -       -           -             -     (2,030,052)   (2,030,052)
                                                     ---------------------------------------------------------------------------
Balance at December 31, 2000                           20,011,612  20,011  14,544,579             -    (14,542,478)       22,112
                                                     ---------------------------------------------------------------------------
  Issuance of common stock for services (unaudited)     1,618,000   1,618     265,162             -              -       266,780
  Debt discount relating to the beneficial
     conversion feature on convertible
     securities (unaudited)                                     -       -     705,000             -              -       705,000
  Conversion of Debentures into common stock            4,141,397   4,142     150,936             -              -       155,078
  Net loss (unaudited)                                          -       -           -             -     (1,902,781)   (1,902,781)
                                                     ---------------------------------------------------------------------------
Balance at September 30, 2001 (unaudited)              25,771,009 $25,771 $15,665,677             -   $(16,445,259)   $ (753,811)
                                                     ===========================================================================


See accompanying notes.

                        Digital Descriptor Systems, Inc.
                            Statements of Cash Flows


                                                       Year ended December 31           Nine months ended September 30
                                                       2000              1999               2001             2000
                                                     ----------------------------       ------------------------------
                                                                                                           (Unaudited)
Cash flows from operating activities:
Net loss                                             $(2,030,052)      $(1,205,517)     $(1,902,781)      $(1,505,156)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation                                           162,330            75,553          189,055            75,953
  Compensation expense in connection with
     issuance of common stock                            261,100                -           266,781           220,000
   Amortization of debt discount                              -                 -           440,444                 -
   Amortization of unearned compensation                  14,000            24,000                -            14,000
   Accrued Interest converted into Common Stock               -                 -             5,077                 -
   Changes in operating assets and liabilities:
         Accounts receivable                             330,303            32,588          (29,439)          398,918
         Inventory                                        26,097              (969)         (25,391)           19,038
         Prepaid expenses, deposits and other assets     (19,219)           14,524         (319,797)          (19,221)
         Accounts payable                                360,026          (143,538)         175,877            43,927
         Accrued expenses                                 24,395            71,700          (19,906)         (127,130)
         Deferred income                                (463,147)          265,117          548,349          (199,640)
                                                      ----------------------------          -------------------------
Net cash used in operating activities:                (1,334,167)         (866,542)        (671,731)       (1,088,313)

Cash flows from investing activities:
Purchase of furniture and equipment                      (30,325)         (164,091)          (3,766)          (24,796)
Increase in officer note receivable                      (11,875)          (11,875)          (8,906)           (8,906)
Increase in software development costs                        -           (413,604)               -                 -
Proceeds from sale of restricted cash                     99,548                 -           10,452                 -
Purchase of short-term investments,
   including restricted cash                                   -          (110,000)                -                -
                                                      ----------------------------       ----------------------------
Net cash provided by (used in) investing activities       57,348          (699,570)          (2,220)          (33,702)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock             1,164,066         1,664,716                -         1,164,066
Proceeds from the issuance of convertible debentures     200,000                 -          755,000                 -
Deferred financing costs                                 (61,000)                -         (121,000)                -
Repayment of equipment loan                                 (593)                -           (5,354)                -
                                                      ----------------------------       ----------------------------
Net cash provided by financing activities              1,302,473         1,664,716          628,646         1,164,066
                                                      ----------------------------       ----------------------------
Net increase (decrease) in cash                           25,654            98,604          (45,305)           42,051
Cash at beginning of period                              177,223            78,619          202,877           177,223
                                                      ----------------------------       ----------------------------
Cash at end of period                                  $ 202,877         $ 177,223        $ 157,572         $ 219,274
                                                      ============================       ============================
Supplemental disclosure of cash flow information:
   Cash paid during the period for interest              $ 1,775           $ 5,615        $     360           $ 1,748
                                                      ============================        ===========================
Acquisition of equipment with loan                      $ 36,366                 -                -                 -
                                                      ============================        ===========================
Debt discount in connection with convertible
   debentures and issuance of warrants                 $ 167,500                 -        $ 705,000                 -
                                                     ============================        ============================
Conversion of debentures and related accrued
   interest to Common Stock                                    -         $ 229,970        $ 155,078                 -
                                                      ============================       ============================


See accompanying notes.

                        Digital Descriptor Systems, Inc.
                          Notes to Financial Statements
                                December 31, 2000
1. Business

Digital Descriptor Systems, Inc. incorporated in Delaware in 1994, develops, assembles and markets computer installations consisting of hardware and software, which capture video and scanned images, link the digitized images to text and store the images and text on a computer database and transmit this information to remote locations. The principal product of the Company is the Compu-Capture Law Enforcement Program, which is marketed to law enforcement agencies and jail facilities and generated the majority of the Company's revenues during the years ended December 31, 2000 and 1999 and for the nine months ended September 30, 2001 and 2000. Substantially all of the Company's revenues are derived principally from U.S. government agencies.

2. Accounting Policies
Basis of Financial Statement Presentation

The financial statements of the Company have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should the Company be unable to continue in existence. The Company has never been profitable and has incurred substantial losses from operations of approximately $2,030,000 and $1,206,000 during the years ended December 31, 2000 and 1999, respectively and $1,903,000 (unaudited) for the nine months ended September 30, 2001. Losses from operations are continuing through 2001 and the Company anticipates that it will require additional financing in 2001, which may not be readily available. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's plans include expanding the sale and acceptance of its core business solutions by hiring additional sales resources and increased marketing activities. The Company is also pursuing FBI Certification and introduction to the marketplace of the Compu-Scan 3000 fingerprint-capturing device.

                        Digital Descriptor Systems, Inc.
                    Notes to Financial Statements (continued)

2. Accounting Policies (continued)

Basis of Financial Statement Presentation (continued)

Management is also actively working to raise capital through the sale of its common stock and the exercise of its common stock purchase warrants and options in the next twelve months to cover its operating costs. Additionally, the following plans have been put in place to continue as a going concern: cutting costs in areas that add the least value to the Company; deriving funds through the establishment of business alliances with other companies who may wish to license the Compu-Scan device; and increasing revenues through the introduction of a scaled down version of the Compu-Capture product. There can be no assurances that management will be successful in these planned capital raising efforts or cost-cutting measures.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Interim Financial Information

The financial statements and disclosures included herein for the nine months ended September 30, 2001 and 2000 are unaudited. These financial statements and disclosures have been prepared by the Company in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of adjustments of a normal and recurring nature) considered necessary have been included. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market.

Revenue Recognition

The Company derives revenue from the sale of hardware, software, post customer support (PCS), and other related services. PCS includes telephone support, bug fixes, and rights to upgrades on a when-and-if-available basis. Other related services include basic consulting and training. Included with the hardware is software that is not considered to be incidental. Revenue from transactions with customers where the software component is not considered to be incidental is allocated between the hardware and software components based on the relative fair value of the respective components.

                        Digital Descriptor Systems, Inc.
                    Notes to Financial Statements (continued)

2. Accounting Policies (continued)

Revenue Recognition (continued)

The Company also derives revenue from the sale of software without a related hardware component. Revenue allocable to software components is further allocated to the individual deliverable elements of the software portion of the arrangement such as PCS and other services. In arrangements that include rights to PCS for the software and/or other services, the software component arrangement fee is allocated among each deliverable based on the relative fair value of each of the deliverables determined using vendor-specific objective evidence, which has been established by the separate sales of these deliverables.

The Company recognizes the revenue allocable to hardware and software licenses upon delivery of the product to the end-user, unless the fee is not fixed or determinable or collectibility is not probable. If collectibility is not considered probable, revenue is recognized when the fee is collected. Revenue allocable to PCS is recognized on a straight-line basis over the period the PCS is provided. Revenue allocable to other services is recognized as the services are provided.

Furniture and Equipment

Furniture and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from 2 to 5 years.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, note receivable, accounts payable, accrued expenses and convertible debentures approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature.

                        Digital Descriptor Systems, Inc.
                    Notes to Financial Statements (continued)

2. Accounting Policies (continued)

Software Development Costs

The Company capitalizes software development costs after technological feasibility of the software is established and through the product's availability for general release to the Company's customers. Technological feasibility of the Company's software development costs is determined when the planning, designing, coding, and testing activities are completed, and the Company has established that the product can be produced to meet its design specifications. All costs incurred in the research and development of new software products and costs incurred prior to the establishment of technological feasibility are expensed as incurred. During 1999, $413,604 was capitalized as software development costs in connection with the Company's new product entitled Compu-Scan, a computerized inkless fingerprint device. During 2000, the Company submitted this product for approval to the FBI. As of March 2001, the Company believes the product meets the necessary specifications and is available for general release to customers.


Amortization of software development costs is calculated as the greater of the amount computed using (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or (ii) the straight-line method over the remaining estimated economic life of the product, including the period being reported on. Amortization of such costs will commence when the software becomes available for general release to customers. Amortization expense of $80,423 was recorded during the nine month period ended September 30, 2001. The Company reviews the unamortized software development costs at each balance sheet date and, if necessary, will write down the balance to net realizable value if the unamortized costs exceed the net realizable value of the asset.

See note 12 - "Events Subsequent to the Date of the Report of Independent Auditors."


Income Taxes

The Company provides for income taxes under the liability method. Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Such differences result from differences in the timing of recognition by the Company of certain expenses, and the periods of depreciation of certain assets.

                        Digital Descriptor Systems, Inc.
                    Notes to Financial Statements (continued)

2. Accounting Policies (continued)

Accounting for Stock Options

Financial Accounting Standards Board issued Statement No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." SFAS 123 provides companies with a choice to follow the provisions of SFAS 123 in determination of stock-based compensation expense or to continue with the provisions of Accounting Principles Board Opinion No. 25 (APB 25). The Company has elected to follow the provisions of APB 25. Under APB 25, if the exercise price of the Company's stock options equals or exceeds the market price of the underlying Common Stock on the date of grant, no compensation expense is recognized. The effect of applying SFAS 123 to the Company's stock-based awards results in net loss and net loss per common share that are disclosed on a pro forma basis in Note 6.

Net Loss Per Common Share

Basic loss per share is calculated by dividing the net loss by the weighted average common shares outstanding for the period. Diluted loss per share is calculated by dividing the net loss by the weighted average common shares outstanding of the period plus the dilutive effect of common stock equivalents. No exercise of common stock equivalents were assumed during any period because the assumed exercise of these securities would be antidilutive.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, accounts receivable and a note receivable. Concentration of credit risk, with respect to accounts and note receivable, is limited due to the Company's credit evaluation process. The Company does not require collateral from its customers. The Company sells its principal products to end users and distributors principally in the United States.

                        Digital Descriptor Systems, Inc.
                    Notes to Financial Statements (continued)

2. Accounting Policies (continued)

Long-Lived Assets

The Company evaluates impairment of its intangible and other long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In making such determination, management compares the estimated future cash flows, on an undiscounted basis, of the underlying operations or assets with their carrying value to determine if any impairment exists. If impairment exists, any adjustment is determined by comparing the carrying amount to the fair value of the impaired asset.

Impact of Recent Accounting Pronouncements

In June 1999, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivatives and Hedging Activities" (SFAS 133), which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and destination. The Company will adopt SFAS 133 during the first quarter of 2001. Because the Company has never used or currently intends to use derivatives, management does not anticipate that adoption of this new standard will have a significant impact on the results of operations or the financial position of the Company.

3. Furniture and Equipment

Furniture and equipment consists of the following:


                                           December 31                          September30, 2001
                                      2000             1999                        (unaudited)
                                    -------------------------                     -------------
Furniture and fixtures              $186,705         $186,705                        $186,705
Computer equipment                   271,449          242,289                         274,945
Vehicles                              59,049           22,682                          59,049
Leasehold improvements                34,977           33,813                          34,977
                                    -------------------------                       ---------
                                     552,180          485,489                         555,676
Less accumulated depreciation        380,134          217,804                        (488,496)
                                    -------------------------                       ---------
                                    $172,046         $267,685                       $  67,180
                                    =========================                       =========


                        Digital Descriptor Systems, Inc.
                    Notes to Financial Statements (continued)

4. Debt

Convertible Debentures

During December 2000, the Company issued $200,000 of convertible debentures to two investors. The debentures mature on December 28, 2001 and accrue interest at 12% per annum. The holder has the right to convert the debentures to common shares at any time through maturity at a conversion price the lessor of: $0.08 per share or 50% of the average of the lowest three trading prices during the 20 days preceding the conversion date. The debenture holders also received warrants to purchase 400,000 common shares at an exercise price of $0.036 per share at any time before December 28, 2003. The estimated fair value of the warrants of $40,000 and the intrinsic value of the beneficial conversion feature of $127,500 have been allocated to paid-in capital. This resulting debt discount plus the $61,000 of financing charges will be amortized over the term of the debentures in 2001. The debentures are collateralized by substantially all of the Company's assets.

During February 1999 through April 1999, the Company issued $225,000 of convertible debentures to 12 investors. These short-term debentures required interest at 12% per annum. The holder had the option of receiving payment at the end of a 50-day period or to convert the debenture to common shares of the Company at a specified conversion price. The $225,000 of debentures plus accrued interest of $4,970 were converted into 766,567 common shares in connection with a Reg. A Offering (Note 9).

Equipment Loan

During 2000, the Company entered into a $36,366 automobile loan, maturing in November 2005. The loan requires monthly installments of $620, including interest at 0.9%. The loan is collateralized by the automobile. Future maturities of the loan are $7,147 in 2001, $7,211 in 2002 and $7,277 in 2003,
$7,342 in 2004, and $6,796 in 2005.

                        Digital Descriptor Systems, Inc.
                    Notes to Financial Statements (continued)

5. Commitments

The Company leases certain facilities, vehicles and office equipment under operating lease agreements that expire through various dates through 2005. Rental expense under such operating leases was approximately $126,000 and $108,000 during the years ended December 31, 2000 and 1999, respectively. Future minimum lease payments at December 31, 2000 are as follows:

                           2001            $120,200
                           2002             115,400
                           2003             118,300
                           2004             111,600
                           2005              54,700

6. Stock Option and Other Plans

The Company maintains the 1994 Restated Stock Option Plan (the 1994 Plan) pursuant to which the Company reserved 5,000,000 shares of common stock. The options granted have a term of ten years and are issued at or above the fair market value of the underlying shares on the grant date. The Company also maintains the 1996 Director Option Plan (the Director Plan) pursuant to which the Company reserved 200,000 shares of common stock. Under the Director Plan, each outside director is automatically granted an option to purchase 15,000 shares of common stock (first option) upon adoption of the Director Plan or the date such person becomes a director. Every year thereafter, each outside director is automatically granted an option to purchase 1,000 shares (subsequent option) on each date of the annual meeting if a minimum of six months were served on the Board of Directors. Options granted under the Director Plan are issued at or above the fair market value of the underlying shares on the grant date. A portion of the first option vests at the six-month anniversary of the date of the grant and continues over a four-year period. Subsequent options vest on the first anniversary of the grant date. The options expire ten years from the date of the grant.

                        Digital Descriptor Systems, Inc.
                    Notes to Financial Statements (continued)

6. Stock Option and Other Plans (continued)

The following is a summary of option activity under all plans:

                                                                                                 Weighted
                                                     1996                       Total            Average
                                                     Director                   Number of        Exercise
                                    1994 Plan        Plan          Other        Options          Price
                                    ----------------------------------------------------------------------
Outstanding at December 31, 1998      182,000          33,812           -      215,812         $.33-$3.81
         Granted                            -               -     902,500      902,500                .37
         Canceled                      (3,000)              -      (6,000)      (9,000)        $.33-$ .37
                                    ----------------------------------------------------------------------
Outstanding at December 31, 1999      179,000          33,812     896,500    1,109,312         $.33-$3.81
                                    ----------------------------------------------------------------------
         Granted                      843,000               -           -      843,000         $.10
         Canceled                           -               -      (7,500)      (7,500)         .37
                                    ----------------------------------------------------------------------
Outstanding at December 31, 2000
         and September 30, 2001     1,022,000          33,812     889,000    1,944,812         $.10-$3.81
                                    ----------------------------------------------------------------------
Exercisable options at December 31,
         2000                         971,498          33,812     889,000    1,894,310
                                    ==================================================
Exercisable options at September
         30, 2001 (Unaudited)       1,006,625          33,812     889,000    1,929,437
                                    ==================================================


At December 31, 2000, the remaining contractual life of outstanding options was 9 years.

Pro forma information regarding net loss and net loss per common share determined as if the Company accounted for stock options granted under the fair value method of SFAS 123 is as follows:



                                              December 31                       September 30
                                        2000             1999               2001            2000
                                    ------------------------------------ -----------------------------
                                                                                (Unaudited)
Net loss:
         As reported                $(2,030,052)     $(1,205,517)      $(1,902,781)     $(1,505,156)
         Pro forma                   (2,103,563)     $(1,427,271)      $(1,902,781)     $(1,671,472)

Net loss per share:
         As reported                    $ (.11)           $ (.11)          $ (0.09)         $ (0.08)
         Pro forma                      $ (.12)           $ (.13)          $ (0.09)         $ (0.09)

                        Digital Descriptor Systems, Inc.
                    Notes to Financial Statements (continued)

6. Stock Option and Other Plans (continued)

The Company estimated the fair value of stock options at the date of grant by using a Black-Scholes option pricing model with the following weighted-average assumptions for grants in 2000 and 1999, as follows: risk-free interest rate of 5.5% for all years; expected life of the option of 5 years; no expected cash dividend payments on common stock, and volatility factors of the expected market price of the Company's common stock of: 1.033 and .879, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. As noted above, the Company's stock options are vested over an extended period. In addition, option models require the input of highly subjective assumptions including future stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, in management's opinion, the Black-Scholes model does not necessarily provide a reliable measure of the fair value of the Company's stock options.

During 1997, the Company adopted the Consultants and Advisors Compensation Plan (the Plan). Persons eligible under this Plan include any consultant or advisor of the Company who has provided bona fide services to the Company, except for services provided in connection with the offer or sale of securities in an equity transaction. The Company reserved 300,000 shares of common stock for issuance under this Plan of which 211,357 shares have been awarded through December 31, 2000. Awards may be granted in the form of stock options or stock grants. No awards shall be made after December 31, 2001. The Company has not awarded any stock options or stock grants under this Plan since 1998.

7. Income Taxes

At December 31, 2000 and 1999, the Company had federal net operating loss carryforwards of approximately $9,271,000 and $7,633,000, respectively, to offset future federal taxable income expiring in various years through 2020. The Company also has state net operating loss carryforwards of $456,000 and $409,000, respectively, to offset future state taxable income expiring in various years through 2020. At December 31, 2000 and 1999, the Company recorded a deferred tax asset of $3,318,232 and $3,005,120, respectively, which were reduced by a valuation allowance in the same amount as the realization of these deferred tax assets are not certain.

                        Digital Descriptor Systems, Inc.
                    Notes to Financial Statements (continued)

7. Income Taxes (continued)

The timing and extent in which the Company can utilize future tax deductions in any year may be limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations due to certain ownership changes of the Company.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                           December 31
                                                     2000             1999
                                                ----------------------------
Deferred tax assets:
         Net operating loss carryforwards      $3,453,113        $3,003,756
         Bad debt reserves                         43,519            81,455
         Inventory reserves                           200             1,454
         Accrued expenses                           1,755                 -
         Depreciation                                   -            35,066
         Unearned compensation                          -            40,830
                                                ----------------------------
Total deferred tax assets                       3,498,587         3,162,561

Deferred tax liabilities:
         Software development                    (157,441)         (157,441)
         Depreciation                             (22,914)                -
                                                ----------------------------
Total deferred tax asset                        3,318,232         3,005,120
Valuation allowance                            (3,318,232)       (3,005,120)
                                                ----------------------------
Net deferred tax asset                         $        -       $         -
                                                ============================

8. Note Receivable - Officer

During 1996, the Company loaned the President of the Company $125,000 evidenced by a promissory note. The note bore interest at the prime rate plus 1%, and was payable together with the principal on August 13, 1999. The Company's Board of Directors agreed to extend the maturity date of this note indefinitely. At December 31, 2000 and 1999 and September 30, 2001, accrued interest, included in the note receivable in the accompanying balance sheet was $40,525, $28,650 and $49,431 (unaudited), respectively.

                        Digital Descriptor Systems, Inc.
                    Notes to Financial Statements (continued)

9. Equity Transactions

During 2000, the Company issued 1,205,000 shares of restrictive common stock for services performed. The Company recorded a charge for the issuance of such shares during 2000 of $261,100, based on the fair market value of the Company's common stock on the date of the stock grant.

During 1999, the Company offered up to 11,000,000 shares of its common stock at an offering price of $.30 per share for a total proceeds of $3,300,000 in a Regulation A offering. The minimum subscription was $10,000 for 33,344 shares. Through December 31, 1999, 6,488,999 shares were sold generating net proceeds of $1,664,716 ($1,946,699 less offering costs of $281,983). During 2000, an additional 4,426,485 shares were sold generating net proceeds of $1,164,066 ($1,327,944 less offering costs of $163,878).

In connection with the Company's initial public offering in 1995, the Company issued to each unit holder one Redeemable Class A Warrant and one Redeemable Class B Warrant. The Warrants were immediately detachable and separately transferable. Each Class A Warrant entitled the holder to purchase one share of common stock for $6.00 subject to adjustment, during the four-year period commencing one year from the date of the offering. Each Class B Warrant entitled the holder to purchase one share of common stock for $7.25 subject to adjustment, during the four-year period commencing one year from the date of the offering. The Class A and Class B Warrants are subject to redemption by the Company at any time, (within 30 days notice) at $.10 per warrant provided that the per share closing bid price of the common stock exceeds 175% of the exercise price for the Class A Warrant, and 200% of the exercise price for the Class B Warrant, for at least 20 consecutive trading days. During July 2000, the Company's Board of Directors reduced the exercise price of the Class A Warrants from $6.00 to $1.00, and reduced the exercise price of the Class B Warrants from $7.50 to $1.50. The expiration date for the Class A and Class B Warrants was extended from August 15, 2000 to August 15, 2002. At December 31, 2000, there are 1,483,750 Redeemable Class A Warrants outstanding and 1,483,750 Redeemable Class B Warrants outstanding.

                        Digital Descriptor Systems, Inc.
                    Notes to Financial Statements (continued)

9. Equity Transactions (continued)

During July 1994, the Chairman was granted the right to purchase 119,999 shares of Common Stock at $.001 per share in connection with an employment agreement. The Company recorded $120,000 in unearned compensation, based on the fair value of the restricted stock at the date of issuance. Such unearned compensation has amortized to expense in the statement of operations over the period of the employment agreement. Amortization expense of $14,000 and $24,000 was recorded during the years ended December 31, 2000 and 1999, respectively.

10. Shares Reserved for Future Issuance

At December 31, 2000, the Company has the following common shares reserved for issuance:

Common stock options available to grant                      4,144,188
Common stock options outstanding                             1,944,812
Common stock purchase rights                                   119,999
Class A warrants outstanding                                 1,483,750
Class B warrants outstanding                                 1,483,750
Common stock available for grant:
         Employee stock purchase plan                          100,000
         Consultants and advisors compensation plan             88,643
Convertible debentures                                       2,500,000
                                                            ----------
                                                            11,865,142
                                                            ==========
11. Subsequent Events

During January 2001 through March 2001, the Company issued $200,000 of convertible debentures to two investors. These debentures mature on March 4, 2002 and accrue interest at 12% per annum. The holder has the right to convert the debentures to common shares at any time through maturity at the conversion price as described in Note 4. The debenture holders received warrants to purchase 200,000 common shares at an exercise price the lesser of: $.036 per share or the average of the lowest three trading prices during the 20 days preceding the exercise date. The intrinsic value of the beneficial conversion feature relating to these debentures of $200,000 has been allocated to paid in capital. The resulting debt discount and deferred financing costs of $31,000 will be amortized over the term of the debentures. The debentures are collateralized by substantially all of the Company's assets. The Company has revised its estimate of the intrinsic value of the beneficial conversion features of these convertible debentures to be $200,000.

During March 2001, the Company granted 1,100,000 shares of restricted common stock for services performed. Such shares were valued at the fair market value in the amount of $155,750 on the date the shares were granted.

12. Events Subsequent to Date of the Report of Independent Auditors (Unaudited)

During April 2001, the Company issued two convertible notes for $100,000 and $15,000, and one convertible note in May 2001 for $40,000 respectively, with interest accruing at the annual rate of 10% interest on these Notes shall be payable quarterly commencing June 30, 2001. The holder has the right to convert the debentures and interest accrued into shares of the Company's Common Stock at a conversion price per share that shall be on amount equal to 50% of the mean average price of the Common Stock for the ten (10) trading days prior to notice of conversion per share. The intrinsic value of the beneficial conversion features relating to the convertible debentures issued in 2001 of $155,000 has been allocated to paid in capital. This resulting debt discount will be amortized over the term of the debentures.

In April 2001, the Company granted 168,000 shares of restricted common stock for services. Such shares were valued at the fair market value on the date the shares were granted in the amount of $30,780.

During September 2001, the Company issued $400,000 of convertible debentures to two investors. These debentures mature on September 30, 2002 and accrue interest at 12% per annum. The holder has the right to convert the debentures to common shares at any time through maturity at the conversion price as described in the note agreement. The debenture holders received warrants to purchase 800,000 common shares at an exercise price the lesser of: $0.036 per share or the average of the lowest three trading prices during the 20 days preceding the exercise date. Such warrants expire September 30, 2004. The debentures are collateralized by substantially all of the Company's assets. The intrinsic value of the beneficial conversion feature of $350,000 has been allocated to paid in capital.

During September 2001, $35,000 of the convertible debentures issued in December 2000 were converted into 1,000,000 shares of Common Stock.

During September 2001, the holder of the $100,000 note issued in April 2001 converted the note into 1,428,571 shares of free trading Common Stock and 1,252,069 shares of restricted stock. The conversion price was valued at $.03895 per share in accordance with the agreement terms.

During September 2001, the $15,000 note issued in April 2001 was also converted into 214,286 shares of free trading Common Stock and 246,471 shares of restricted stock. The conversion price for this transaction was valued at $.034 per share in accordance with the agreement terms

During the quarter ended September 30, 2001, the Company granted 350,000 shares of restricted Common Stock to certain parties in connection with raising capital and for services performed. Such shares were valued at the fair market value on the date the shares were granted.

During October 2001 through January 2002, the remaining $165,000 of the convertible debentures issued in December 2000, as well as $160,000 of the convertible debentures issued in March 2001 were converted into 10,551,280 shares of common stock. Additionally, accrued interest relating to these notes was converted into an additional 2,512,494 shares of common stock.

During December 2001 through January 2002, the Company granted 2,920,831 shares of Common Stock to certain parties for consulting services performed and to be performed. Such shares were valued at the fair market value on the date granted.

During October through December 2001, DDSI issued common stock via Subscription Agreements to various individuals. The Subscription Agreements provided for the purchase of up to 13,333,333 shares of common stock of DDSI at $0.03 per share, in $10,000.00 (u.s.) blocks, equaling 333,333 shares per block, for an aggregate total of $400,000. Through January 2002, the company has raised $240,000 through these agreements and has issued 7,999,996 shares of common stock.

During December 2001, the Company revised its anticipated certification date for its Compu-Scan product after its submission was not accepted by the FBI. Additionally, there are no assurances that the FBI will ever certify the technology. As such, and since the Company is unable to forecast any revenues from the product, the Company has written off the remaining investment in software development of $298,714 in the fourth quarter of 2001.

On December 31, 2001, DDSI issued three convertible debentures for an aggregate amount of $500,000, with simple interest accruing at the annual rate of 12%. These debentures are due December 31, 2002. Interest payable on the Debentures shall be paid quarterly commencing March 30, 2002. The holders shall have the right to convert the principal amount and interest due under the debentures into shares of DDSI's common stock. The conversion price in effect on any Conversion Date shall be the lesser of (1) $.043 and (2) 50% of the average of the lowest three inter-day sales prices of the Common Stock during the twenty Trading Days immediately preceding the applicable Conversion Date. The shares that will be issued upon conversion of these debentures are being registered for resale purposes by this registration statement. DDSI also issued common stock purchase warrants for the right to purchase 1,500,000 shares of Common Stock of DDSI at any exercise price per share equal to the lesser of (i) $.02 and (ii) the average of the lowest three inter-day sales prices during the twenty (20) Trading Days immediately prior to exercise.

Part II.   Information Not Required In Prpspectus
-------------------------------------------------

                    Indemnification of Directors and Officer

The Company's Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Company's Certificate of Incorporation provides that the Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative (a "legal action"), whether such legal Action be by or in the right of the corporation or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or serves or served at the request of the Company as a director or officer, of another corporation, partnership, joint venture, trust or any other enterprise. In addition, the Company's Certificate of Incorporation provides for indemnification of any person made or threatened to be made a party to any Legal Action by reason of the fact that such person is or was a director or officer of the Company and is or was serving as a fiduciary of, or otherwise rendering to, any employee benefit plan of or relating to the Company. The indemnification obligation of the Company in the Certificate of Incorporation is permitted under Section 145 of the General Corporation Law of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

                   Other Expenses of Issuance and Distribution

Related to the securities being registered. The expenses shall be paid by the Registrant.

SEC Registration Fee                        $     490.12
Printing and Engraving Expenses             $   5,000.00
Legal Fees and Expenses                     $  10,000.00
Accounting Fees and Expenses                $  15,000.00
Transfer Agent Fees                         $   5,000.00
Blue Sky Fees                               $   1,000.00
Miscellaneous                               $   5,000.00
                                            ------------
Total                                       $  41,490.12

                     Recent Sales of Unregistered Securities

A total of 10,915,484 shares of common stock, par value $.001 (the "Shares"), were issued by the Company from June 1999 through May 2000, for cash or services rendered to the Company, absent registration under the Securities Act. These shares were offered pursuant to the exemption provided by Regulation A where such offering price was valued at $.30 per share.

From September through December 2000, the Company issued 1,205,000 restricted shares of its common stock for services performed. These shares were valued at market price and represented fair value for services rendered. These shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

During December 2000, the Company issued $200,000 of convertible debentures to two investors. These debentures mature on December 28, 2001 and accrue interest at 12% per annum. The holder has the right to convert the debentures to common shares at any time through maturity at a conversion price the lessor of: $0.08 per share or 50% of the average of the lowest three trading prices during the 20 days preceding the conversion date. The debenture holders also received warrants to purchase 400,000 common shares at an exercise price of $0.036 per share at any time before December 28, 2003.

During March 2001, the Company issued $200,000 of convertible debentures to two investors. These debentures mature on March 4, 2002 and accrue interest at 12% per annum. The holder has the right to convert the debentures to common shares at any time through maturity at the conversion price as described in the agreement. The debenture holders received warrants to purchase 200,000 common shares at an exercise price the lesser of: $0.36 per share or the average of the lowest three trading prices during the 20 days preceding the exercise date. The debentures are collateralized by substantially all of the Company's assets.

During January through March 2001, the Company granted 1,100,000 shares of restricted common stock for services performed. Such shares were valued at the fair market value on the date the shares were granted.

During April 2001, the Company granted 168,000 shares of restricted common stock for services performed. Such shares were valued at the fair market value on the date the shares were granted.

During April 2001, the Company issued two convertible notes for $100,000 and $15,000, and one convertible note in May 2001 for $40,000 respectively, with interest at 10% per annum. Interest on these Notes shall be payable quarterly commencing June 30, 2001. The holder has the right to convert the debentures and interest accrued into shares of the Company's Common Stock at a conversion price per share that shall be an amount equal to 50% of the mean average price of the Common Stock for the ten (10) trading days prior to notice of conversion per share.

During September 2001, the Company issued $400,000 of convertible debentures to two investors. These debentures mature on September 30, 2002 and accrue interest at 12% per annum. The holder has the right to convert the debentures to common shares at any time through maturity at the conversion price as described in the note agreement. The debenture holders received warrants to purchase 800,000 common shares at an exercise price the lesser of: $0.036 per share or the average of the lowest three trading prices during the 20 days preceding the exercise date. Such warrants expire September 30, 2004. The debentures are collateralized by substantially all of the Company's assets.

During September 2001, $35,000 of the convertible debentures issued in December 2000 were converted into 1,000,000 shares of Common Stock.

During September 2001, the holder of the $100,000 note issued in April 2001 converted the note into 1,428,571 shares of free trading Common Stock and 1,252,069 shares of restricted stock. The conversion price was valued at $.03895 per share in accordance with the agreement terms.

During September 2001, the $15,000 note issued in April 2001 was also converted into 214,286 shares of free trading Common Stock and 246,471 shares of restricted stock. The conversion price for this transaction was valued at $.034 per share in accordance with the agreement terms

During the quarter ended September 30, 2001, the Company granted 350,000 shares of restricted common stock to certain parties in connection with raising capital and for services performed. Such shares were valued at the fair market value of the date the shares were granted.

During October 2001 through January 2002, the remaining $165,000 of the convertible debentures issued in December 2000, as well as $160,000 of the convertible debentures issued in March 2001 were converted into 10,551,280 shares of common stock. Additionally, accrued interest relating to these notes was converted into an additional 2,512,494 shares of common stock.

During December 2001 through January 2002, the Company granted 2,920,831 shares of Common Stock to certain parties for consulting services performed and to be performed. Such shares were valued at the fair market value on the date granted.

During October through December 2001, DDSI issued common stock via Subscription Agreements to various individuals. The Subscription Agreements provided for the purchase of up to 13,333,333 shares of common stock of DDSI at $0.03 per share, in $10,000.00 (u.s.) blocks, equaling 333,333 shares per block, for an aggregate total of $400,000. Through January 2002, the company has raised $240,000 through these agreements and has issued 7,999,996 shares of common stock.

On December 31, 2001, DDSI issued three convertible debentures for an aggregate amount of $500,000, with simple interest accruing at the annual rate of 12%. These debentures are due December 31, 2002. Interest payable on the Debentures shall be paid quarterly commencing March 30, 2002. The holders shall have the right to convert the principal amount and interest due under the debentures into shares of DDSI's common stock. The conversion price in effect on any Conversion Date shall be the lesser of (1) $.043 and (2) 50% of the average of the lowest three inter-day sales prices of the Common Stock during the twenty Trading Days immediately preceding the applicable Conversion Date. The shares that will be issued upon conversion of these debentures are being registered for resale purposes by this registration statement. DDSI also issued common stock purchase warrants for the right to purchase 1,500,000 shares of Common Stock of DDSI at an exercise price per share equal to the lesser of (i) $.02 and (ii) the average of the lowest three inter-day sales prices during the twenty (20) Trading Days immediately prior to exercise.

It is anticipated that the $ 500,000 of convertible debentures will be converted into shares in accordance with the terms of these debentures.



         Exhibits
Exhibit
Number            Description
------            -----------
2.1   *           Certificate of Incorporation of the Company.  Incorporated June 13, 1994.
2.2   *           Restated Articles of Incorporation of the Issuer, May 21, 1997.
2.3   *           Amended Articles of Incorporation.
2.3.1             Amended Articles of Incorporation dated October 9, 2001
2.4   *           By-Laws of the Company.
4.1.  ***         Form of Warrant Agreement with Form of Warrant Election to Purchase
4.1.1****         Executed Warrant Agreement with AJW Partners, LLC
4.1.2****         Executed Warrant Agreement with New Millennium Capital Partners II, LLC
4.2               Executed Stock Purchase Warrant Agreement with AJW Partners LLC
4.2.1             Executed Stock Purchase Warrant Agreement with New Millennium Capital Partners II LLC
4.2.2             Executed Stock Purchase Warrant Agreement with Bristol Investment Fund, Ltd.
5.1   *           Form of Voting Trust Agreement between Norman Cohn and Garrett U. Cohn.
5.1.1***          Legal Opinion to Investors
5.1.2****         Opinion re: Legality
5.1.3             Legal Opinion to Investors
6.18 *            Security Agreement and Note dated as of August 14, 1996 in the principal
                  Amount of $125,000 made by Garrett U. Cohn in favor of the Company.
6.2   *           Resolution to Security Agreement between Norman Cohn and Garrett U. Cohn.
6.3   *           Employee 1997 Stock Option Plan adopted by the Board of Directors February 24, 1998 and subject to stockholder ratification.
6.5   *           Warrant Agreement dated April 19, 1995 between the Company and Jay Teitlebaum.
6.6   *           Warrant Agreement dated June 16, 1995 between the Company and Norman Cohn.
                  Incorporated by reference: Form 10-KSB, period December 31,
                  1996, File No. 0-26604, Exhibit 4.4.
6.7   *           Lease for the Premises dated May 16, 2000.
6.8   *           Cohn Employment and Non-competition Agreement of Garrett U. Cohn dated July 7, 1994.
                  Incorporated by reference:  Form 10-KSB, period December 31, 1996,
                  File No. 0-26604, Exhibit 10.1.
6.9   *           Employment Agreement for Michael Pellegrino.
6.9.1*            Employment Agreement for Michael Ott.
6.9.2*            Employment Agreement for Randolph Hall.
10.1 **           Software License and Royalty Agreement between Company and Harris Corporation
10.2 **           Agreement for Development of Finger/Slap Scanner Product between the Company and
                  ISC/U.S., Inc.
10.2.1            Software License and Royalty Agreement between Company and AuthenTec
10.3***           Form of Secured Convertible Debenture Purchase Agreement (December 28, 2000)
10.3.1****        Executed Secured Convertible Debenture Purchase Agreement
10.3.2            Executed Securities Purchase Agreement
10.4***           Form of First Amendment to Secured Convertible Debenture Purchase Agreement
                  (March 5, 2001)
10.5***           Form of 12% Convertible Debenture
10.5.1****        Executed 12% Convertible Debenture with AJW Partners, LLC
10.5.2****        Executed 12% Convertible Debenture with New Millennium Capital
                  Partners II, LLC
10.5.3            Executed Secured Convertible Debenture with AJW Partners LLC
10.5.4            Executed Secured Convertible Debenture with New Millennium Capital Partners II LLC
10.5.5            Executed Secured Convertible Debenture with Bristol Investment Fund, Ltd.
10.6***           Form of Registration Rights Agreement
10.6.1****        Executed Registration Rights Agreement
10.6.2            Executed Registration Rights Agreement
10.7***           Form of Security Agreement
10.7.1            Executed Security Agreement
10.8***           Form of 10% Convertible Debenture
10.8.1****        10% Convertible Note to Robert Gowell
10.9****          Escrow Agreement
10.9.1****        Transfer Agent Instructions
10.9.2            Executed Escrow Agreement
10.9.3            Transfer Agent Instructions
10.10****         Contract with DBA Systems, a Division of Titan Industries
10.11****         Executed Second Amendment to Secured Convertible Debenture Purchase Agreement
10.12             Form of Private Placement Subscription Agreement
16.0 *            Letter re change in certifying accountant.
23.1***           Consent of Counsel, Owen Naccarato (included in Exhibit 5.1.2)
23.2              Consent of independent auditors, Ernst & Young LLP


*     Previously filed on Form 10-SB September 20, 2000, File No. 0-26604
**    Previously filed on Form 10-SB/A November 17, 2000, File No. 0-26604
***   Previously filed on Form SB-2 May 1, 2001, File No. 333-59888
****  Previously filed on Form SB-2, Amendment 2, August 29, 2001,
      File No. 333-59888

 UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

Undertaking  (a)

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ('230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement.

     (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Undertaking (e)

                                 Indemnification

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fairless Hills, PA 19030.




Registrant:       Digital Descriptor Systems, Inc.

Signature                                   Title                                            Date
--------                                    ------                                           -----

By:      /s/Michael J. Pellegrino           President, Chief Operating Officer         February 13, 2002
         ---------------------------        Director
         Michael J. Pellegrino


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:


Signature                                            Title                              Date
------------------                                   ------------------                 ------------

By:      /s/Robert Gowell                   Chief Executive Officer                    February 13, 2002
         ------------------                 Director - Co-chairman
         Robert Gowell


By:      /s/ Garrett U. Cohn                Director - Co-chairman                     February 13, 2002
         -------------------
         Garrett U. Cohn


By:      /s/ Michael J. Pellegrino          President, Chief Financial Officer         February 13, 2002
         -------------------------          Director
         Michael J. Pellegrino


By:      /s/ Anthony Shupin                 Director                                   February 13, 2002
         ------------------
         Anthony Shupin


By:      /s/ Vincent Moreno                 Director                                   February 13, 2002
         ------------------
         Vincent Moreno
